Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 16, 2005

by and among

GOLD KIST INC.,

as Borrower,

VARIOUS BANKS, LENDING INSTITUTIONS,

AND INSTITUTIONAL INVESTORS

as Lenders,

HARRIS N.A.

and SUNTRUST BANK,

as Co-Syndication Agents,

COBANK, ACB

and ING CAPITAL LLC,

as Co-Documentation Agents

and

COÖPERATIEVE CENTRALE

RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as the Agent and Sole Lead Arranger

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(continued)

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(continued)

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(continued)

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Exhibits:

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Continuation/Conversion
Exhibit D	-	Form of Opinion of Special Counsel
Exhibit E	-	[Intentionally Omitted]
Exhibit F	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Subsidiary Guaranty
Exhibit H	-	Form of Contribution Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Notice of Request for Letter of Credit

Schedules:

Schedule A-1	-	Existing Additional Letters of Credit
Schedule L-1	-	Loan Parties as of the Closing Date
Schedule R-1	-	Real Property
Schedule S-1	-	Subordinated Debt
Schedule 2.2	-	Existing Letters of Credit
Schedule 5.4	-	Actions Pending
Schedule 5.6	-	Margin Stock Owned
Schedule 5.8	-	Obligations for Money Borrowed
Schedule 5.9	-	Conflicting Agreements
Schedule 5.14	-	Labor Relations
Schedule 5.16	-	Subsidiaries and Affiliates
Schedule 7.3	-	Liens Existing Prior to the Date of this Agreement
Schedule 7.4	-	Investments

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 16, 2005, is made and entered into by and among GOLD KIST INC. (formerly known as Gold Kist Holdings Inc.), a Delaware corporation (the “Borrower”), various banks and other lending institutions and institutional investors as are, or may from time to time become, parties hereto (collectively, the “Lenders” and individually, a “Lender”), HARRIS N.A. (formerly known as Harris Trust and Savings Bank) and SUNTRUST BANK, as Co-Syndication Agents (collectively, the “Co-Syndication Agents”), COBANK, ACB and ING CAPITAL LLC, as Co-Documentation Agents (collectively, the “Co-Documentation Agents”), and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as the Agent and sole lead arranger.

W I T N E S S E T H:

WHEREAS, the Borrower, Rabobank and certain of the Lenders hereto are parties to that certain Fourth Amended and Restated Credit Agreement dated as of March 10, 2004 (as amended prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the parties desire to enter into this Fifth Amended and Restated Credit Agreement to make certain amendments to the Existing Credit Agreement; and

WHEREAS, the Borrower acknowledges and agrees that the security interests granted to Rabobank, as agent under the Existing Credit Agreement, pursuant to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) shall remain outstanding and in full force and effect in accordance with the Existing Credit Agreement (except to the extent modified on the Closing Date) and such other Loan Documents and shall continue to secure the Obligations (as defined herein); and

WHEREAS, each of the Borrower, the Agent, and the Lenders (as defined herein) acknowledges and agrees that: (a) the advances of Revolving Loans (as such term is defined herein) on the date hereof represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Revolving Loans (as defined in the Existing Credit Agreement) arising in connection with the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith; (b) the Borrower, the Agent and the Lenders intend that the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Advances (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith as amended, restated, renewed, extended, consolidated and modified hereunder, together with all Revolving Loans (as defined herein) hereunder; (c) all Liens (as defined in the Existing Credit Agreement) evidenced by the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; (d) this Agreement is intended to restate, renew, extend, consolidate, amend and modify the Existing Credit Agreement; and (e) the Loan Documents (as defined in the Existing Credit Agreement) (other than the Existing Credit Agreement, which is hereby being restated, renewed, extended, amended and modified) shall remain extant and in full force and effect (except to the extent amended, modified or restated as of the date hereof); and

WHEREAS, each of the Borrower, the Agent and the Lenders intend that (a) the provisions of the Existing Credit Agreement be hereby superseded and replaced by the provisions hereof; and (b) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, the Borrower, the Agent and the Lenders do hereby agree that the Existing Credit Agreement is amended and restated in its entirety, and agree, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined herein):

“Additional L/C Issuer” shall mean any Lender and its successors and assigns as issuer of Additional Letters of Credit for the account of the Borrower or any Subsidiary.

“Additional Letter of Credit” shall mean any standby letter of credit issued by any Additional L/C Issuer hereunder as requested by the Borrower as provided in Section 2.3. The Additional Letters of Credit outstanding on the Closing Date are listed on Schedule A-1.

“Additional Letter of Credit Claims” shall mean, at any time, the sum of (a) the Additional Letter of Credit Obligations plus (b) any other amounts owing to any Additional L/C Issuer in connection with the issuance of an Additional Letter of Credit for the account of the Borrower or any Subsidiary.

“Additional Letter of Credit Documents” shall mean, with respect to any Additional Letter of Credit, such Additional Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Additional Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Additional Letter of Credit Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Additional Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Additional Letters of Credit plus (b) the aggregate amount of all drawings under Additional Letters of Credit honored by the applicable Additional L/C Issuer but not theretofore reimbursed.

“Additional Letter of Credit Sublimit” shall mean $25,000,000.

“Affiliate” shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall mean Rabobank, as agent for the Lenders hereunder and under the other Loan Documents, and each successor agent appointed in accordance with Section 9.8.

“Agreement” shall mean this Fifth Amended and Restated Credit Agreement, either as originally executed or as it may be from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Margin” shall mean, with respect to the Revolving Loans and the Commitment Fee, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the Total Debt Coverage Ratio:

Total Debt Coverage Ratio	Revolving Loans		Commitment Fee
	Applicable Margin for Eurodollar Advances	Applicable Margin for Base Rate Advances
Greater than or equal to 3.00 to 1.00	2.000%	0.750%	0.350%
Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	1.750%	0.500%	0.300%
Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	1.500%	0.250%	0.250%
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.250%	0.000%	0.225%
Less than 1.00 to 1.00	1.000%	0.000%	0.200%

The Applicable Margin for the Revolving Loans and the Commitment Fee shall be determined quarterly (and the rate determined at that time shall apply until the next quarterly determination) based upon the Total Debt Coverage Ratio, pursuant to the financial statements delivered to the Lenders pursuant to Section 6.1(a) or Section 6.1(b), as the case may be, with such Applicable Margin to be effective with respect to calculations based upon such financial statements as of the first day of the fiscal quarter immediately following the fiscal quarter in which such financial statements are delivered; provided, during the period commencing on the Closing Date through and including March 31, 2006, the Applicable Margins will be 0.00% with respect to Base Rate Advances, 1.00% with respect to Eurodollar Advances and 0.20% with respect to the Commitment Fee.

Notwithstanding the foregoing, (a) in the event that the financial statements required to be delivered pursuant to Section 6.1(a) and Section 6.1(b), as applicable, and the related compliance certificate required to be delivered in connection therewith, are not delivered when due, then (x) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered shall be the Applicable Margin as so increased, and (y) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate are actually delivered, and (b) the Applicable Margin will be 0.375% with respect to Eurodollar Advances for each day during which the Borrower has deposited Cash Collateral with the Agent in an amount equal to or in excess of the aggregate amount of all outstanding Letter of Credit Obligations, Swing Line Advances and Revolving Loans as of such day; in the event that the Cash Collateral deposited with the Agent does not equal or exceed the aggregate amount of all outstanding Letter of Credit Obligations, Swing Line Advances and Revolving Loans on any date of determination, the Applicable Margin with respect to Eurodollar Advances shall be determined as provided in the immediately preceding paragraph.

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee in accordance with the terms and conditions of this Agreement and substantially in the form of Exhibit F.

“Attributable Debt” shall mean, in respect of an arrangement (other than any such arrangement constituting a Capital Lease) described in Section 7.7 as at the time of determination, the present value (discounted at the interest rate borne by the Senior Unsecured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

“Attributed Principal Amount” shall mean, on any day, with respect to any Securitization Transaction entered into by the Borrower or any Subsidiary, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Securitization Transaction, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Securitization Transaction.

“Availability” shall mean, on any date of determination, the total amount of the Commitments minus the aggregate amount of all outstanding Revolving Loans, Swing Line Loans and Letter of Credit Obligations as of such date.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as amended, modified, succeeded or replaced from time to time.

“Base Rate” shall mean the higher of (a) the Rabobank Base Rate, or (b) the Federal Funds Rate plus 0.50% per annum.

“Base Rate Advance” shall mean any Revolving Loan hereunder that bears interest based on the Base Rate.

“Base Rate Borrowing” shall mean any Borrowing hereunder that bears interest based on the Base Rate.

“Blocked Person” shall have the meaning set forth in Section 5.20(b).

“Borrowing” shall mean the incurrence by the Borrower of Revolving Loans of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

“Business Day” shall mean, (a) with respect to Eurodollar Borrowings, any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted to be closed for domestic and international business, including dealings in Dollar deposits, in London, England, New York, New York, or Atlanta, Georgia and (b) with respect to all other Borrowings and as used in all other contexts, any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted to be closed for business in Atlanta, Georgia or New York, New York.

“Capital Asset” shall mean fixed assets, both tangible and intangible; provided that Capital Asset shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of 12 months or less in accordance with GAAP, (b) any goodwill created on the balance sheet of the Borrower from the purchase of the common stock of Golden Poultry Company, Inc. and (c) software expenditures by the Borrower and the Subsidiaries in an aggregate amount not exceeding $20,000,000 during the term of this Agreement.

“Capital Expenditures” shall mean amounts paid or indebtedness incurred by the Borrower or any of the Subsidiaries in connection with the purchase or lease by the Borrower or any of the Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” shall mean any lease or rental of real or personal property which, under GAAP, is or will be required to be capitalized on the balance sheet of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Capital Market Party” shall mean Rabobank, its Affiliates, successors and assigns and any Lender or any Affiliate of a Lender that may from time to time enter into a Interest Rate Contract with the Borrower or any Subsidiary, and its successors and assigns.

“Cash Collateral” shall mean unrestricted cash and marketable, direct obligations of the United States of America and its agencies maturing within 365 days of the date of purchase.

“Cash Management Claims” shall mean any amounts owing to any Lender in connection with any overdraft of, or insufficiency of funds contained in, any bank account or treasury management account maintained by such Lender for the account of the Borrower or any Subsidiary.

“Change of Control” shall mean the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (a), any person shall be deemed to beneficially own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”), if such other person is the beneficial owner (as defined in this clause (a)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity);

(b) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of the majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) of the Borrower cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, such transaction is otherwise permitted hereunder and holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, such transaction is otherwise permitted hereunder and each transferee becomes a Loan Party and a Subsidiary of the transferor of such assets; or

(e) any “Change of Control” (as defined in the Senior Unsecured Note Indenture) under the Senior Unsecured Note Documents.

“Closing Date” shall mean the date which this Agreement is dated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in Section 3.20.

“Collateral Agent” shall mean Agent, as agent for the Secured Parties under the Collateral Documents.

“Collateral Coverage Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (a) the sum of (i) 80% of the book value of the accounts receivables of the Borrower and the Domestic Subsidiaries that are Loan Parties as of the end of such fiscal quarter plus (ii) 60% of the book value of the inventory of the Borrower and the Domestic Subsidiaries that are Loan Parties as of the end of such fiscal quarter plus (iii) 25% of the book value of the property, plant and equipment of the Borrower and the Domestic Subsidiaries that are Loan Parties (other than the property, plant and equipment of the Borrower and such Domestic Subsidiaries subject to any Lien described in Section 7.3(g)), net of any depreciation of such property, plant and equipment, as of the end of such fiscal quarter to (b) the aggregate amount of all outstanding Letter of Credit Obligations, Swing Line Advances and Revolving Loans as of the end of such fiscal quarter; provided, however, that the Collateral Coverage Ratio shall not include any accounts receivable of the Borrower and the Domestic Subsidiaries that have been sold or transferred, or are purported to have been sold or transferred, pursuant to a Securitization Transaction.

“Collateral Documents” shall mean the Security Agreement, the Contribution Agreement, the Blocked Account Control Agreement (as defined in the Security Agreement), the Copyright Security Agreements (as defined in the Security Agreement), the Patent Security Agreements (as defined in the Security Agreement), the Trademark Security Agreements (as defined in the Security Agreement), the Real Property Mortgages, and any other agreement or other document granting a Secured Party a security interest in any Collateral, as each such document may from time to time be supplemented, amended, restated, renewed, extended or otherwise modified.

“Commitment” shall mean, at any time for any Lender, the amount set forth opposite such Lender’s name on the signature pages hereof under the heading “Commitment”, as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 3.3, any assignment thereof pursuant to Section 10.5 or any amendment thereof pursuant to Section 10.2, and “Commitments” shall mean the aggregate Commitments of all of the Lenders.

“Commitment Fee” shall mean the fee payable by the Borrower pursuant to Section 3.9(b).

“Consolidated Assets” shall mean all assets of the Borrower and the Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Current Assets” shall mean the current assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Liabilities” shall mean the current liabilities of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for the Borrower and the Subsidiaries, for any period, an amount equal to (a) the sum for each period of (i) Consolidated Net Earnings plus (ii) to the extent subtracted in determining such Consolidated Net Earnings, provisions for taxes based on income and Consolidated Interest Expense, minus (b) any items of gain, or plus any items of loss, which were included in determining such Consolidated Net Earnings and were (i) not realized in the ordinary course of business or (ii) the result of any sale of assets, minus (c) or, in the case of a loss, plus any interest in the net income or loss of any unconsolidated joint venture created after the Closing Date and any investments accounted for under GAAP utilizing the equity method of accounting (herein an “Investee Company”) plus (d) any cash actually received in the form of dividends or similar distributions in respect of the income (or loss) of any Investee Company plus (e) to the extent subtracted in determining Consolidated Net Earnings, depreciation and amortization of assets for such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense for such period of the Borrower and the Subsidiaries (including, without limitation, interest expense attributable to Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a Securitization Transaction) determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Consolidated Net Earnings” shall mean the consolidated gross revenues of the Borrower and the Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Borrower and the Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary, all determined in accordance with GAAP.

“Contribution Agreement” shall mean that certain Fourth Amended and Restated Contribution Agreement substantially in the form of Exhibit H, either as originally executed or as it may be from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

“Credit Facility Indebtedness” shall mean Indebtedness Incurred (as defined in the Senior Unsecured Note Indenture) under Section 4.03(b)(1) of the Senior Unsecured Note Indenture.

“Default” shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Interest Expense” shall mean, for any period, total interest expense for such period of the Borrower and the Domestic Subsidiaries (including, without limitation, interest expense attributable to Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a Securitization Transaction) determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Domestic Net Earnings” shall mean the gross revenues of the Borrower and the Domestic Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Borrower and the Domestic Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) or any deferred credit representing the excess of equity in any Domestic Subsidiary at the date of acquisition over the cost of investment in such Domestic Subsidiary, all determined in accordance with GAAP.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Domestic Total Debt” shall mean (a) Total Debt of the Borrower and the Domestic Subsidiaries, plus (b) the Total Debt of any other Person which (i) has been guaranteed by the Borrower or any Domestic Subsidiary or (ii) is supported by a letter of credit issued for the account of the Borrower or any Domestic Subsidiary, all consolidated in accordance with GAAP less, to the extent included in clause (a) or clause (b) above, (c) any obligations with respect to letters of credit issued for the account of the Borrower or any of the Domestic Subsidiaries in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, to the extent such drawing is reimbursed no later than the tenth Business Day following receipt by the Borrower or such Domestic Subsidiary of a demand for reimbursement thereunder.

“EBIT” shall mean, for the Borrower and the Domestic Subsidiaries, for any period, an amount equal to (a) the sum for each period of (i) Domestic Net Earnings plus (ii) to the extent subtracted in determining such Domestic Net Earnings, provisions for taxes based on income and Domestic Interest Expense, minus (b) any items of gain, or plus any items of loss, which were included in determining such Domestic Net Earnings and were (i) not realized in the ordinary course of business or (ii) the result of any sale of assets, minus (c) or, in the case of a loss, plus any interest in the net income or loss of any unconsolidated joint venture created after the Closing Date and any investments accounted for under GAAP utilizing the equity method of accounting (herein an “Investee Company”) plus (d) any cash actually received in the form of dividends or similar distributions in respect of the income (or loss) of any Investee Company.

“EBITDA” shall mean, for the Borrower and the Domestic Subsidiaries, for any period, an amount equal to (a) EBIT plus (b) to the extent subtracted in determining Domestic Net Earnings, depreciation and amortization of assets for such period.

“Eligible Assignee” shall mean (a) a commercial bank or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, having a combined capital and surplus of at least U.S. $500,000,000, or (b) any Lender or any Affiliate of any Lender; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including, without limitation, any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, or (c) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation, (i) the Clean Air Act (42 U.S.C. § 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. § 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether incorporated or unincorporated) which is a member of a group described in Section 414(c) of the Code, of which the Borrower is also a member.

“Eurodollar Advance” shall mean any Revolving Loan hereunder which bears interest based on LIBOR.

“Eurodollar Borrowing” shall mean any Borrowing hereunder which bears interest based on LIBOR.

“Event of Default” shall have the meaning set forth in Article 8.

“Excess Cash Flow” shall mean, for the Borrower and the Subsidiaries, for any period, the excess of Consolidated EBITDA for such period over the sum, without duplication, of (a) the portion of consolidated interest expense (as determined in accordance with GAAP) but excluding any amortization of original issue discount (“OID”) attributable to such period (to the extent such amounts would be included under GAAP and only to the extent of OID with respect to any instrument offered at less than 95% of face value) for such period plus (b) all federal, state, foreign and other income taxes accrued or paid in cash (without duplication) by the Borrower and the Subsidiaries during such period plus (c) for such period, an amount equal to the sum of (i) Capital Expenditures made in cash during such period plus (ii) the amount by which Capital Expenditures permitted to be made during such period pursuant to Sections 7.11(a)(i)(1) and (a)(i)(2) exceeds the amount of Capital Expenditures actually made during such period pursuant to such Sections; provided, however, that the amount of Capital Expenditures deductible pursuant to this clause (c)(ii) in any period shall not exceed the greater of (A) $75,000,000 and (B) 3.0% of net sales volume of the Borrower for the 4 consecutive fiscal quarter period of the Borrower ending on the day immediately preceding the first day of such current period plus (d) the amount by which the net difference between (i) Consolidated Current Assets, other than cash and cash equivalents, and (ii) Consolidated Current Liabilities, other than the current amount of Indebtedness outstanding under this Agreement, as of the last day of such period, differs from the comparable amount calculated as of the day immediately preceding the first day of such period.

“Excess Cash Flow Amount” shall have the meaning set forth in the Senior Unsecured Note Indenture.

“Excess Cash Flow Carry Forward Amount” shall mean, to the extent positive, for any fiscal year, a carry forward amount equal to 25% of Excess Cash Flow for the immediately preceding fiscal year of the Borrower less the aggregate amount of Capital Expenditures made pursuant to Section 7.11(b)(i) in the immediately preceding fiscal year.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing L/Cs” has the meaning set forth in Section 2.2(a).

“Federal Funds Rate” shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” shall mean the fee letter dated as of even date herewith addressed by Rabobank to the Borrower and accepted and agreed to by the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any fiscal quarter, the ratio of (a) EBIT for the 4 fiscal quarter period then ended, to (b) the sum of (i) Domestic Interest Expense for the 4 fiscal quarter period then ended, (ii) the aggregate scheduled principal amount of Indebtedness for Money Borrowed (other than the Revolving Loans) of the Borrower and the Domestic Subsidiaries to be paid within 1 year after the last day of such fiscal quarter, (iii) Restricted Payments (other than redemptions, purchases or other acquisitions, directly or indirectly, of any Senior Unsecured Notes or any Subordinated Debt and Restricted Payments by a Subsidiary to the Borrower or any other Loan Party that directly owns Stock of such Subsidiary) of the Borrower and the Domestic Subsidiaries made during the 4 fiscal quarter period then ended and (iv) cash tax payments made for the 4 fiscal quarter period then ended.

“Foreign EBITDA” shall mean, for the Foreign Subsidiaries, for any period, an amount equal to (a) the sum for each period of (i) Foreign Net Earnings plus (ii) to the extent subtracted in determining such Foreign Net Earnings, provisions for taxes based on income and Foreign Interest Expense, minus (b) any items of gain, or plus any items of loss, which were included in determining such Foreign Net Earnings and were (i) not realized in the ordinary course of business or (ii) the result of any sale of assets, minus (c) or, in the case of a loss, plus any interest in the net income or loss of any unconsolidated joint venture created after the Closing Date and any investments accounted for under GAAP utilizing the equity method of accounting (herein an “Investee Company”) plus (d) any cash actually received in the form of dividends or similar distributions in respect of the income (or loss) of any Investee Company plus (e) to the extent subtracted in determining Foreign Net Earnings, depreciation and amortization of assets for such period.

“Foreign Interest Expense” shall mean, for any period, total interest expense for such period of the Foreign Subsidiaries (including, without limitation, interest expense attributable to

Capital Leases of the Foreign Subsidiaries in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a Securitization Transaction) determined on a consolidated basis in accordance with GAAP, minus interest income for such period.

“Foreign Net Earnings” shall mean the gross revenues of the Foreign Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Borrower and the Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary, all determined in accordance with GAAP.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants as well as statements and pronouncements of the Financial Accounting Standards Board that are applicable, in each case as such principles are supplemented and amended from time to time.

“GC Properties” shall mean GC Properties, a general partnership formed under the laws of the State of Georgia, with the Borrower and Cotton States Insurance Companies acting as the general partners.

“GKX” shall mean GKX, Inc., a corporation formed under the laws of the Guam, a territory of the United States of America.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” shall mean any contractual obligation, contingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Substances” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

“Hedging Contracts” shall mean any forward contracts (whether executed through a broker or directly with the buyer or seller), futures contracts, option contracts, foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements entered into by any Person designed to protect against fluctuations in either foreign exchange rates, interest rates, or commodity prices.

“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, obligations evidenced by bonds, debentures, notes or other similar instruments, and such Person’s pro-rata share of any obligations of a general partnership in which such Person is the general partner); (b) all rental obligations under leases required to be capitalized under GAAP; (c) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (d) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; (e) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP; and (f) Attributable Debt.

“Indemnitee” shall have the meaning set forth in Section 10.4(c).

“Initial Excess Cash Flow Carry Forward Amount” shall mean $29,137,000.

“Initial Net Sales Carry Forward Amount” shall mean $12,790,000.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, a period of 1, 2, 3 or 6 months; provided that (a) the first day of an Interest Period must be a Business Day, (b) an Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, (c) any Interest Period in respect of a Eurodollar Borrowing which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month, and (d) the Borrower may not elect an Interest Period which would extend beyond the Maturity Date.

“Interest Rate Contract” shall mean Hedging Contracts designed to protect against fluctuations in interest rates in connection with Total Debt permitted to be incurred under this Agreement.

“IntraLinks” shall mean IntraLinks, Inc. or any other digital workspace provider selected by the Agent from time to time after notice to the Borrower.

“ISP” shall have the meaning set forth in Section 2.2(f).

“L/C Cash Collateral Account” shall have the meaning set forth in Section 8.2(c).

“L/C Issuer” shall mean Rabobank and its successors and assigns hereunder as issuer of Letters of Credit for the account of the Borrower.

“L/C Related Documents” shall have the meaning set forth in Section 2.2(g).

“Letter of Credit” shall mean any standby letter of credit issued by the L/C Issuer hereunder as requested by the Borrower in accordance with the terms of Section 2.2.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Fee” shall have the meaning given such term in Section 3.8(c).

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer but not theretofore reimbursed.

“Letter of Credit Participation Interest” shall mean the purchase by a Lender of a participation in Letter of Credit Obligations as provided in Section 2.2(c).

“LIBOR” shall mean, with respect to any Interest Period, for any Eurodollar Advances, the rate per annum equal to the sum of the rate obtained by dividing (a) the offered rate for deposits for a period comparable to the Interest Period and in an amount comparable to the Agent’s portion of such Eurodollar Advances appearing on Bloomberg page BBAM, pg. 1 (Official BBA Libor fixings), as of 11:00 A.M. (London, England time) on the day that is 2 Business Days prior to the first day of the Interest Period by (b) a percentage equal to 1 minus the then stated maximum rate (stated as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D). If the foregoing rate is unavailable from Bloomberg for any reason, then such rate shall be determined by the Agent from any other interest rate reporting service of recognized standing designated in writing by the Agent to the Borrower and the other Lenders. If two or more rates appear on such Bloomberg page, then the rate per annum for that Interest Period shall be the arithmetic average of such rates. In any case, such rate shall be rounded, if necessary, to the next higher 1/16 of one percent if the rate is not such a multiple.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loan Documents” shall mean and include, as the context requires, this Agreement, the Notes, the Collateral Documents, the Subsidiary Guaranty, the Fee Letter, the Letter of Credit Documents and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith or therewith, as each such document may from time to time be supplemented, amended, restated, renewed, extended or otherwise modified.

“Loan Party” shall mean the Borrower and each Subsidiary whose Stock is pledged to the Collateral Agent pursuant to the Security Agreement (or a supplement thereto) and that has executed and delivered to the Agent the Subsidiary Guaranty (or a supplement thereto) and the Security Agreement (or a supplement thereto), together with applicable financing statements required under the Uniform Commercial Code, and such opinions of counsel and other documents as may be reasonably required by the Agent; provided, however, that GK Insurance Company, a Vermont corporation, shall not be a Loan Party. As of the Closing Date, each Subsidiary that is a Loan Party is listed on Schedule L-1.

“Margin Stock” shall have the meaning set forth in Section 5.6.

“Material Adverse Effect” shall mean any material adverse change in (a) the business, results of operations, financial condition or assets of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of Borrower or the Subsidiaries to perform their obligations under this Agreement, (c) the validity or enforceability of the Loan Documents, or (d) the rights or remedies of the Lenders or the Agent under any of the Loan Documents.

“Maturity Date” shall mean December 16, 2010.

“Money Borrowed” shall mean, as applied to the Indebtedness of a Person,

(a) Indebtedness for money borrowed including all revolving and term Indebtedness and all other lines of credit; or

(b) Indebtedness (other than trade debt of such Person incurred in the ordinary course of business), whether or not in any such case the same was for money borrowed:

(i) represented by notes payable, and drafts accepted, that represent extensions of credit;

(ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments; or

(iii) constituting Attributable Debt or purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; or

(c) all reimbursement obligations under any letters of credit or acceptances; or

(d) Indebtedness that is such by virtue of subsection (c) of the definition of Indebtedness, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in Section 4001 of ERISA).

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, or other disposition of assets by any Loan Party or the incurrence by any Loan Party of any Indebtedness for Money Borrowed, the aggregate amount of cash received for such assets, or as a result of such Indebtedness for Money Borrowed, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Loan Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the incurrence of any Indebtedness for Money Borrowed, including, without limitation, sales commissions and underwriting discounts.

“Net Sales Carry Forward Amount” shall mean, to the extent positive, for any fiscal year, a carry forward amount equal to the greater of (A) $55,000,000 and (B) 2.0% of net sales volume of the Borrower for the immediately preceding fiscal year of the Borrower less the aggregate amount of Capital Expenditures made pursuant to Section 7.11(a)(i)(1) in the immediately preceding fiscal year.

“Notes” shall mean, collectively, the promissory notes evidencing the Revolving Loans in substantially the form of Exhibit A, each dated and delivered on the Closing Date, and all promissory notes issued in replacement thereof after the Closing Date.

“Notice of Borrowing” shall have the meaning set forth in Section 3.5(a).

“Notice of Continuation/Conversion” shall have the meaning set forth in Section 3.5(c).

“Notice of Request for Letter of Credit” shall mean a notice in the form of Exhibit J.

“Notice of Swing Line Borrowing” shall have the meaning set forth in Section 3.5(b).

“Obligations” shall mean, collectively, (a) any and all Revolving Loans, Swing Line Advances, Letter of Credit Obligations, Additional Letter of Credit Claims and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to the Agent, any Lender, the Swing Line Bank, the L/C Issuer, any Additional L/C Issuer and/or any other Secured Party in connection with this Agreement, any Interest Rate Contract or any of the other Transaction Documents or any transactions arising hereunder or relating hereto, including, without limitation, principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Transaction Documents, whether now existing or hereafter arising, whether arising before, during or after the term of this Agreement or after the commencement of any Insolvency Proceeding with respect to any Loan Party (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such Insolvency Proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, and (b) any Cash Management Claims.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean a certificate signed in the name of the Borrower by its Chief Executive Officer, its President, one of its Vice Presidents or its Treasurer.

“Original Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of November 3, 2000, among the Borrower, Rabobank, as agent, and the “Lenders” (as defined therein) party thereto.

“Payment Office” shall mean with respect to any payment of principal, interest, fees or other amounts relating to any Revolving Loans, the office specified as the “Payment Office” for the Agent and each Lender on the respective signature pages of the Agent and the Lenders, or such other location as to which the Agent or any Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Pro Forma Adjustments” shall mean, in connection with the calculation of the Fixed Charge Coverage Ratio and the Total Debt Coverage Ratio hereunder for any period prior to the acquisition of any Person acquired after the Closing Date, as of any date of determination, the actual results of operations of such Person (as applicable for such covenant calculation) for the applicable period of determination as set forth in the most recent financial statements delivered to the Agent for such Person, as adjusted to reflect pro forma adjustments arising out of events which are directly attributable to such acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation SX promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower, but excluding from such calculation such adjustments that are not anticipated to be incurred on an on-going basis following such acquisition, provided, in each case, that such pro forma adjustments are reasonably acceptable to the Agent.

“Person” shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity whatsoever.

“Plan” shall mean an “employee benefit pension plan” (as defined in Section 3 of ERISA) that is covered by Title IV of ERISA, and that is or has been established, maintained, or to which contributions are or have been made, by the Borrower, any Subsidiary, or any ERISA Affiliate..

“Pro Rata Share” shall mean, with respect to (a) the Commitments, (b) each Revolving Loan to be made by such Lender in respect of its Commitment, (c) each participation to be made by such Lender in a Letter of Credit in respect of its Commitment, (d) each Swing Line Participation to be made by such Lender in respect of its Commitment and (e) each other payment (including, without limitation, any payment of principal, interest or fees) to be made to such Lender with respect to the foregoing, the percentage designated as such Lender’s Pro Rata Share of the Commitments set forth under the name of such Lender on the respective signature page for such Lender, in each case as such Pro Rata Share may change from time to time as a result of assignments or amendments made pursuant to this Agreement.

“Rabobank” shall mean Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, and its successors.

“Rabobank Base Rate” shall mean the per annum rate of interest designated from time to time by Rabobank to be its base rate, with any change in the rate of interest resulting from a change in the Rabobank Base Rate to be effective as of the opening of business of Rabobank on the day of such change; provided, however, that the Rabobank Base Rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers and that Rabobank may make loans at a rate of interest at, above or below the Rabobank Base Rate.

“Real Property” shall mean those parcels of real property listed on Schedule R-1 and any other parcels of real property acquired by any Loan Party (but excluding therefrom (a) any real property acquired after the Closing Date with a fair market value of $500,000 or less, per property, and $5,000,000 or less, in the aggregate, and (b) any real property subject to a Lien permitted by Section 7.3(g)).

“Real Property Mortgages” shall mean those deeds to secure debt, mortgages, deeds of trust and other instruments executed by any Loan Party in connection with the Original Credit Agreement, the Second Amended Credit Agreement, the Third Amended Credit Agreement, the Existing Credit Agreement or thereafter for the purpose of granting to the Lenders a lien on or other security interest in the Real Property, in each case, as from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

“Receivables Financier” shall mean, in connection with a Securitization Transaction, the Person which provides financing for such transaction whether by purchase, loan or otherwise in respect of accounts receivables.

“Refinancing Conditions” shall mean the following conditions, each of which must be satisfied before Refinancing Indebtedness shall be permitted under Section 7.12(c): (a) the Refinancing Indebtedness is in an aggregate principal amount that does not exceed the aggregate principal amount of the Indebtedness for Money Borrowed being extended, renewed, modified or refinanced, plus the amount of accrued and unpaid interest thereon and any reasonable costs and expenses related to such extension, renewal, modification or refinancing; (b) the Refinancing Indebtedness has either (i) a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced or (ii) a maturity that is not sooner than 1 year after the Maturity Date; (c) the Refinancing Indebtedness does not bear a rate of interest that exceeds the rate of interest of the Indebtedness for Money Borrowed being extended, renewed, modified or refinanced; (d) the covenants contained in any instrument or agreement relating to the Refinancing Indebtedness are not materially less favorable to the Loan Parties than those relating to the Indebtedness for Money Borrowed being extended, renewed or refinanced, and the Refinancing Indebtedness shall not be secured by a Lien on any assets that did not secure the Indebtedness for Money Borrowed being extended, renewed or refinanced; (e) the Refinancing Indebtedness shall be subordinated to the Obligations under this Agreement to the same extent, if any, as the Indebtedness for Money Borrowed being extended, renewed or refinanced; and (f) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist.

“Refinancing Indebtedness” shall mean Indebtedness for Money Borrowed that is permitted by Section 7.12(c) and that is the subject or the result of an extension, renewal, modification or refinancing.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

“Reported Net Income” shall mean, for any period, the Net Income as reflected on the financial statements delivered pursuant to Section 6.1.

“Required Lenders” shall mean, at any time, any Lender or group of Lenders holding at least 51% of the sum of the outstanding Revolving Loans and the unfunded Commitments under which any Lender has a continuing obligation to advance.

“Restricted Payments” shall have the meaning set forth in Section 7.2.

“Revolving Loans” shall mean, collectively, the revolving credit loans made to the Borrower by the Lenders pursuant to Section 2.1(a).

“SEC” shall mean the United States Securities and Exchange Commission and any successor thereto.

“Second Amended Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of October 23, 2001, among the Borrower, Rabobank, as agent, and the “Lenders” (as defined therein) party thereto.

“Secured Parties” shall mean, collectively, the Agent, the Collateral Agent, the Swing Line Bank, the L/C Issuer, the Additional L/C Issuers, each Lender and each Capital Market Party to which any Obligations are owed.

“Securitization Transaction” shall mean any off balance sheet financing transaction or series of financing transactions that may be entered into by the Borrower or a Subsidiary pursuant to which such Person may sell, convey or otherwise transfer to a “special-purpose” entity certain of its accounts receivable (whether then existing or arising in the future), together with certain of its rights related thereto which are customarily sold in connection with accounts receivable securitization transactions, in each case on terms and conditions and subject to documentation in form and substance acceptable to the Agent.

“Security Agreement” shall mean that certain Fourth Amended and Restated Security Agreement dated as of even date herewith executed by the Borrower and certain of the Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit I, as originally executed or as from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

“Senior Indebtedness Amount” shall mean the greater of:

(a) $212,000,000 less the sum of (i) all principal payments with respect to Credit Facility Indebtedness pursuant to Section 4.06(a)(3)(A) of the Senior Unsecured Note Indenture plus (ii) all principal payments of revolving loans under any Credit Facility (as defined in the Senior Unsecured Note Indenture), including, without limitation, Revolving Loans, made with funds on deposit in the Pledged Deposit Account; and

(b) the result of:

(i) the sum of 85% of the book value of the accounts receivable of the Borrower and its Restricted Subsidiaries (as defined in the Senior Unsecured Note Indenture), plus 60% of the book value of the inventory of the Borrower and its Restricted Subsidiaries, plus 25% of the book value of the net property, plant and equipment of the Borrower and its Restricted Subsidiaries, in each case determined in accordance with GAAP, minus

(ii) the amount of any Attributable Debt (as defined in the Senior Unsecured Note Indenture) Incurred by the Borrower or a Restricted Subsidiary pursuant to a Permitted Headquarters Sale/Leaseback Transaction (as defined in the Senior Unsecured Note Indenture), minus

(iii) the aggregate amount of any other Indebtedness or Obligations (as defined in the Senior Unsecured Note Indenture) of the Borrower or a Restricted Subsidiary then outstanding that is secured by a Lien on any property or assets of the Borrower or a Restricted Subsidiary, minus

(iv) the sum of (A) all principal payments with respect to Credit Facility Indebtedness pursuant to Section 4.06(a)(3)(A) of the Senior Unsecured Note Indenture plus (B) all principal payments of revolving loans under any Credit Facility, including, without limitation, Revolving Loans, made with funds on deposit in the Pledged Deposit Account.

“Senior Unsecured Note Documents” shall mean, collectively, the Senior Unsecured Note Indenture, the Senior Unsecured Notes and such other documents (in form and substance acceptable to the Agent) executed by the Borrower in connection therewith, as amended or modified as permitted by this Agreement.

“Senior Unsecured Note Indenture” shall mean that certain Indenture with respect to the issuance of the Senior Unsecured Notes, dated as of March 10, 2004, between the Borrower and U.S. Bank National Association, as trustee, as amended or modified as permitted by this Agreement.

“Senior Unsecured Notes” shall mean those certain 10.25% Senior Notes in the principal amount of $200,000,000 due March 15, 2014, issued pursuant to the Senior Unsecured Note Indenture, as reduced to an outstanding principal amount as of the Closing Date equal to $130,000,000.

“Shareholders’ Equity” shall mean, with respect to any Person as at any date of determination, shareholders’ equity of such Person determined on a consolidated basis in conformity with GAAP.

“Stock” shall mean, as applied to any Person, any stock, share capital, partnership interests or other equity of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Subordinated Capital Certificates of Interest” shall mean those debt instruments issued by the Borrower to the public under trust indentures with SunTrust Bank, Atlanta, Georgia, as “Trustee”, registered with the United States Securities and Exchange Commission and having maturities of greater than 1 year.

“Subordinated Debt” shall mean all Indebtedness for Money Borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of the Borrower for Money Borrowed except other Subordinated Debt, and shall include, without limitation, the Subordinated Capital Certificates of Interest, issued by the Borrower, as described on, and an example of whose subordination provisions are annexed hereto, as Schedule S-1.

“Subsidiary”, of the Borrower, shall mean any corporation, partnership, joint venture, limited liability company, trust or estate or other entity in which (or of which) the Borrower, directly or indirectly, owns or controls more than 50% of (a) any shares of Stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to vote in the election of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), or (b) the interest in the capital or profits of such Person, provided, however, notwithstanding the foregoing, GC Properties shall not be deemed to be a “Subsidiary” of the Borrower.

“Subsidiary Guaranty” shall mean that certain Fourth Amended and Restated Subsidiary Guaranty dated as of even date herewith, executed by certain Subsidiaries of the Borrower in favor of the Agent, substantially in the form of Exhibit G, as originally executed or as from time to time supplemented, amended, restated, renewed, extended or otherwise modified.

“Substantial Part” shall mean, as used in Section 8.1(i), the consolidated assets of the Borrower and all Subsidiaries which, as a whole, (a) constitute more than 10% of Consolidated Assets or (b) contributed more than 15% of Consolidated Net Earnings for any one or more of the 3 prior fiscal years of the Borrower.

“Swing Line Advance” shall mean an advance made by the Swing Line Bank pursuant to Section 2.1(b), which Swing Line Advance shall be for all purposes under this Agreement (except as expressly provided otherwise by Section 2.1(b)) be deemed an advance under the Commitments.

“Swing Line Bank” shall mean Rabobank.

“Swing Line Borrowing” shall mean a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Maturity Date” shall mean, which respect to any Swing Line Advance, the date that is 5 Business Days prior to the Maturity Date.

“Swing Line Participation” shall mean the participation purchased by a Lender in any Swing Line Advance pursuant to Section 3.5(b).

“Swing Line Sublimit” shall have the meaning specified in Section 2.1(b).

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including, without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

“Third Amended Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of September 27, 2002, among the Borrower, Rabobank, as agent, and the “Lenders” (as defined therein) party thereto.

“Total Debt” shall mean, as to any Person, and include, without duplication:

(a) all Indebtedness for Money Borrowed, including, without limitation, purchase money mortgages, Capital Leases, the outstanding Attributed Principal Amount under any Securitization Transaction, conditional sales contracts and similar title retention debt instruments (including any current maturities of such indebtedness), which under GAAP is shown on the balance sheet as a liability (but excluding reserves for deferred income taxes and other reserves to the extent such reserves do not constitute an obligation); and

(b) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, Stock or dividends of any other Person; and

(c) obligations under any other contract in connection with any borrowing which, in effect, is substantially equivalent to a guarantee; and

(d) obligations with respect to any redeemable preferred Stock which is required or scheduled to be redeemed within 1 year from the date of calculation.

Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Borrower or any Subsidiary shall be deemed to be Total Debt of the Borrower or such Subsidiary even though such obligation shall not be assumed by the Borrower or such Subsidiary.

“Total Debt Coverage Ratio” shall mean, as of any fiscal quarter end, the ratio of (a) Domestic Total Debt as of the end of such fiscal quarter, to (b) the sum of EBITDA for the fiscal quarter then ending and the preceding 7 fiscal quarters (divided by 2).

“Transaction Documents” shall mean this Agreement, the other Loan Documents, the Additional Letter of Credit Documents and any Interest Rate Contract with a Capital Market Party, as each such document may from time to time be supplemented, amended, restated, renewed, extended or otherwise modified.

“Type” shall mean, with respect to a Borrowing, a Borrowing consisting of Base Rate Advances or Eurodollar Advances.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Value” shall mean, as of any date of determination, with respect to (a) capital contributions, the aggregate amount of cash contributed as capital on the date of such contribution or, if assets are contributed as capital, the aggregate fair market value of such assets on the date of such contribution, (b) loans, advances and other extensions of credit to or on behalf of a Foreign Subsidiary, the outstanding aggregate principal amount of such loans, advances and other extensions of credit that has not been repaid as of the date of determination, (c) guaranties of Indebtedness of, or letters of credit issued on behalf of, a Foreign Subsidiary, the aggregate amount paid by such Person under such guaranties or in connection with such letters of credit that has not been repaid by the applicable Foreign Subsidiary as of the date of determination, plus, without duplication, the aggregate amount of such guaranties and letters of credit outstanding as of the date of determination.

“Voting Stock” shall mean, with respect to any Person, the common stock or any cooperative membership interests or accounts or other equity interests having ordinary voting power for the election of directors of such Person.

Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall have the meanings generally attributed to them under GAAP applied on a basis consistent with the financial statements identified in Section 5.2 and the income and expense statements, the balance sheet and the statements of income and cash flow furnished to the Agent pursuant to Section 6.1.

Section 1.3. Use of Defined Terms; Section References. All defined terms used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class. All references to Sections, Articles or Exhibits herein shall be to Sections, Articles or Exhibits of this Agreement unless otherwise indicated.

Section 1.4. Financial Covenant Calculations. Notwithstanding anything to the contrary contained herein, with respect to any calculation of the Fixed Charge Coverage Ratio and the Total Debt Coverage Ratio, each such calculation shall take into account any Permitted Pro Forma Adjustments with respect to an acquisition permitted under Section 7.4 during any applicable period of determination.

Section 1.5. Senior Unsecured Notes. Sections 5.21 and 7.18 and the borrowing limitations set forth in clause (B) of Section 2.1(a) and Section 3.2(b) shall be of no further force and effect in the event the Senior Unsecured Notes are repaid or redeemed in full (and the Senior Note Indenture is no longer in effect) or are refinanced with Indebtedness for Borrowed Money permitted to be incurred pursuant to Section 7.12, if none of the documents relating to such refinancing Indebtedness for Money Borrowed include a provision similar to Section 4.03(b)(1) of the Senior Unsecured Note Indenture.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. The Revolving Loans.

(a) Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally establishes in favor of the Borrower, from the period beginning on the Closing Date up to but excluding the Maturity Date, its Commitment. Each Lender, subject to and upon the terms and conditions set forth herein, from time to time, agrees to make to the Borrower Revolving Loans in an aggregate amount outstanding at any time not to exceed such Lender’s Commitment. Subject to the terms and conditions contained in this Agreement, the Borrower shall be entitled to borrow, repay and reborrow Revolving Loans; provided, however, that the Borrower may neither borrow nor reborrow (i) should there exist a Default or an Event of Default, or (ii) if such borrowing would cause the aggregate amount of all outstanding Letter of

Credit Obligations, Swing Line Advances and Revolving Loans to exceed the lesser of (A) the Commitments in effect at such time and (B) the limit on Indebtedness set forth in Section 5.21. Additionally, except on the Closing Date, each Revolving Loan shall be in an aggregate amount of $1,000,000 or integral multiples of $100,000 in excess thereof.

(b) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Swing Line Maturity Date in an aggregate amount not to exceed at any time outstanding U.S. $25,000,000 (the “Swing Line Sublimit”); provided that at such time all outstanding Swing Line Advances, plus all outstanding Revolving Loans, plus all outstanding Letter of Credit Obligations, after giving effect to such Borrowing, shall not exceed the Commitments. Each Swing Line Advance shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Advances. Within the limits of the Swing Line Sublimit, the Borrower may borrow under this Section 2.1(b), repay pursuant to Section 3.1 and reborrow under this Section 2.1(b).

Section 2.2. Letters of Credit.

(a) Issuance. From the Closing Date until the Maturity Date, subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and such other terms and conditions which the L/C Issuer may reasonably require, the L/C Issuer shall issue, and the Lenders shall participate in, such Letters of Credit as the Borrower may request for its benefit or the benefit of any Subsidiary as provided herein, in a form reasonably acceptable to the L/C Issuer, for the purposes hereinafter set forth; provided that the aggregate principal amount of the Revolving Loans, Swing Line Advances and Letter of Credit Obligations shall not exceed the Commitments in effect at any time. No Letter of Credit shall have an expiration date later than the earlier of the Maturity Date and 1 year after the date of issuance thereof; provided, however, the Borrower may request issuance or renewal of a Letter of Credit to a date after the Maturity Date if, at the time of such issuance or renewal, the Borrower deposits into the L/C Cash Collateral Account an amount equal to the face amount of such Letter of Credit. Each Letter of Credit shall require that all draws thereon must be presented to the L/C Bank by the expiration date therefor, regardless of whether presented prior to such date to any correspondent bank or other institution. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance date of each Letter of Credit shall be a Business Day. On the date of the initial Revolving Loan hereunder, each outstanding letter of credit issued under the Existing Credit Agreement and described on Schedule 2.2 (collectively, the “Existing L/Cs”) shall be deemed for all purposes, as of such date, without further action by any Person, to have been issued hereunder, and each such issuer of the Existing L/Cs shall be deemed to be an “L/C Issuer” hereunder for all purposes but solely with respect to, and until the termination, expiration or replacement of, such Existing L/Cs.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the L/C Issuer at least 3 Business Days prior to the requested date of issuance (or such shorter period as may be agreed by the L/C Issuer) pursuant to a Notice of Request for Letter of Credit, accompanied by such applications and other related documents as may be required by the L/C Issuer. If (i) the Notice of Request for Letter of Credit, related application and the requested form of such Letter of Credit is acceptable to the L/C Issuer in its sole discretion, and (ii) it has not received notice of objection to such issuance from the Required Lenders, the L/C Issuer will, upon fulfillment of the applicable conditions set forth in Article 4, make such Letter of Credit available to the Borrower. The L/C Issuer will provide to the Agent at least monthly, and more frequently upon request, a detailed summary report on the Letters of Credit and the activity with respect thereto, in form and substance satisfactory to the Agent. The L/C Issuer will provide copies of the Letters of Credit to the Agent and the Lenders promptly upon request.

(c) Participation. Upon issuance of a Letter of Credit, each Lender shall be deemed to have purchased, without recourse, a risk participation from the L/C Issuer in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Pro Rata Share of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer therefor and discharge when due, its Pro Rata Share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each such Lender’s participation in any Letter of Credit, to the extent that the L/C Issuer has not been reimbursed as required hereunder or under any such Letter of Credit, the L/C Issuer will promptly notify the Lenders of the amount of any unreimbursed drawing and each such Lender shall promptly pay to the Agent for the account of the L/C Issuer in Dollars and in immediately available funds, the amount of such Lender’s Pro Rata Share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the L/C Issuer if such notice is received at or before 1:00 p.m. (New York, New York time) otherwise such payment shall be made at or before 12:00 noon (New York, New York time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the L/C Issuer in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the L/C Issuer interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the L/C Issuer in full at a rate per annum equal to, if paid within 2 Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. The obligation of each Lender to so reimburse the L/C Issuer shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer under any Letter of Credit, together with interest as hereinafter provided. Simultaneously with the making of each such payment by a Lender to the L/C Issuer, such Lender shall, automatically and without any further action on the part of the L/C Issuer or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the L/C Issuer) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrower with respect thereto.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the L/C Issuer will promptly notify the Borrower, and the Borrower shall request, or be deemed to have requested, a Revolving Loan in the amount of such drawing, the proceeds of which will be used to satisfy the related reimbursement obligations. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan comprised of Base Rate Loans (or a Eurodollar Borrowing to the extent the Borrower has complied with the procedures of Section 3.5 with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments) pro rata based on their respective Pro Rata Shares (determined before giving effect to any termination of the Commitments) and the proceeds thereof shall be paid directly to the L/C Issuer for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Pro Rata Share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of its Commitment immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of an Insolvency Proceeding with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the L/C Issuer such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Pro Rata Shares of the Lenders (determined before giving effect to any termination of the Commitments)), as set forth in Section 2.2(c). The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the L/C Issuer, the Agent, the Lenders, any Subsidiary, or the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower or such Subsidiary to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(e) Borrower as Actual Account Party. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account, or to secure obligations, of any Subsidiary, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(f) International Standby Practices. The L/C Issuer may have the Letters of Credit be subject to Rules on International Standby Practices (ISP98), as adopted as of the date of issue by the International Chamber of Commerce (the “ISP”), in which case the ISP may be incorporated therein and deemed in all respects to be a part thereof.

(g) Responsibility of L/C Issuer; Obligations Absolute. It is expressly understood and agreed that the obligations of the L/C Issuer hereunder to the Lenders are only those expressly set forth in this Agreement and that the L/C Issuer shall be entitled to assume that the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied. The obligations of the Borrower under this Agreement, any Letter of Credit Document and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Document and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit Document, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Collateral Document; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(h) Conflict with Letter of Credit Documents. In the event of any conflict between this Agreement and any Letter of Credit Document (including any letter of credit application), this Agreement shall control.

Section 2.3. Additional Letters of Credit. From time to time, subject to the terms and conditions of the Additional Letter of Credit Documents, if any, and such other terms and conditions which the applicable Additional L/C Issuer may reasonably require, any Additional L/C Issuer may, in its sole discretion (subject to the Additional Letter of Credit Sublimit), issue such Additional Letters of Credit as the Borrower may request for its benefit or the benefit of any Subsidiary; provided that the aggregate amount of the Additional Letter of Credit Claims shall not exceed the Additional Letter of Credit Sublimit at any time. Upon the request by the Borrower for a Additional Letter of Credit, the applicable Additional L/C Issuer shall notify the Agent in writing of the amount of the requested Additional Letter of Credit, and the Agent shall promptly notify such Additional L/C Issuer as to whether, after giving effect to the requested Additional Letter of Credit, the aggregate amount of the Additional Letter of Credit Obligations does not exceed the Additional Letter of Credit Sublimit. No Additional L/C Issuer shall issue an Additional Letter of Credit until the Agent confirms that, after giving effect to such Additional Letter of Credit, the aggregate amount of the Additional Letter of Credit Obligations does not exceed the Additional Letter of Credit Sublimit. Under no circumstances shall any Lender (other than the Applicable L/C Issuer with respect to its Additional Letters of Credit) purchase, be required to purchase or be deemed to have purchased a risk participation in any Additional Letter of Credit.

ARTICLE 3

GENERAL LOAN TERMS

Section 3.1. Notes; Mandatory Repayment of Principal.

(a) The Borrower’s obligations to pay the principal of, and interest on, the Revolving Loans to each Lender shall be evidenced by the records of the Agent and such Lender and by a Note payable to such Lender.

(b) All outstanding and unpaid principal amounts under the Revolving Loans shall be due and payable in full on the earlier of (i) the Maturity Date or (ii) the date the Revolving Loans are accelerated in accordance with the terms and conditions of Article 8.

(c) The Borrower shall repay all Swing Line Advances in full on the earlier of (i) the Swing Line Maturity Date or (ii) the date the Revolving Loans are accelerated in accordance with the terms and conditions of Article 8.

Section 3.2. Amount Limitations. Notwithstanding any other term of this Agreement or any other Loan Document to the contrary, at no time may the aggregate amount of all outstanding Letter of Credit Obligations, Swing Line Advances and Revolving Loans exceed the lesser of (a) the Commitments in effect at such time and (b) the limit on Indebtedness set forth in Section 5.21.

Section 3.3. Reduction of Commitments.

(a) Upon at least 3 Business Days’ prior written notice to the Agent, the Borrower shall have the right, without premium or penalty, to terminate the Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce the Commitment of each Lender, (ii) any partial termination pursuant to this Section 3.3 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (iii) no such reduction shall be permitted without payment of all costs required to be paid hereunder with respect to a prepayment.

(b) Any voluntary prepayment of the Revolving Loans pursuant to Section 7.6(d)(iii)(A) or with funds on deposit in the Pledged Deposit Account shall be accompanied by a permanent reduction of the Commitments in the amount of such prepayment, with such reduction applying to proportionately reduce the Commitment of each Lender.

(c) If the Borrower or any Domestic Subsidiary enters into a Securitization Transaction as described in Section 7.8, the Commitments shall be permanently reduced by the maximum committed amount under such Securitization Transaction on the date of the initial sale or transfer of the accounts receivable under such Securitization Transaction, with such reduction applying to proportionately reduce the Commitment of each Lender.

(d) If the Revolving Loans, Swing Line Advances, and Letter of Credit Obligations in the aggregate outstanding at any time exceed the amount of the Commitments as so reduced, the Borrower shall immediately repay the Revolving Loans by an amount equal to such excess, together with all accrued but unpaid interest on such excess amount and any amounts due under Section 3.14.

Section 3.4. Interest Rates. Each Revolving Loan shall, at the option of the Borrower, and subject to Sections 3.5(c) and 3.5(d), if any Default or Event of Default then exists, be made or continued as, or converted into, part of one or more Borrowings that shall consist entirely of Base Rate Advances or Eurodollar Advances.

Section 3.5. Funding Notices.

(a) Whenever the Borrower desires to make a Base Rate Borrowing or a Eurodollar Borrowing under the Commitments (other than one resulting from a continuation or conversion pursuant to Section 3.5(c) or (d)), it shall give the Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a “Notice of Borrowing”), such Notice of Borrowing to be given prior to 11:00 A.M. (New York, New York time) (x) on the Business Day of the requested date of such Borrowing in the case of Base Rate Advances, and (y) 2 Business Days prior to the requested date of such Borrowing in the case of Eurodollar Advances. Notices received after 11:00 A.M. (New York, New York time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable, shall be substantially in the form of Exhibit B, and shall specify (A) the aggregate principal amount of the Borrowing, (B) the date of Borrowing (which shall be a Business Day), and (C) whether the Borrowing is to consist of Base Rate Advances or Eurodollar Advances and, in the case of Eurodollar Advances, the Interest Period to be applicable thereto.

(b) Whenever the Borrower desires to make a Swing Line Borrowing, it shall give the Swing Line Bank notice, not later than 11:00 A.M. (New York, New York time) on the date of the proposed Swing Line Advance. Each such notice of a proposed Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date on which such Swing Line Advances to be made and (ii) amount of such Swing Line Advance. The Swing Line Bank, upon fulfillment of the applicable conditions set forth Section 4.2, will make the amount thereof available, no later than 4:00 P.M. (New York, New York time) on such Business Day, to the Borrower in same day funds by crediting the account of the Borrower set forth in the Notice of

Swing Line Borrowing pursuant to which the Swing Line Advance is being made. At any time the Swing Line Bank makes a Swing Line Advance, each Lender (other than the Swing Line Bank) shall be deemed, without further action by any Person, to have purchased from the Swing Line Bank an unfunded participation in any such Swing Line Advance in an amount equal to the amount of such Swing Line Advance times such Lender’s Pro Rata Share (the “Swing Line Participation”) and shall be obligated to fund such participation at such time and in the manner provided below. Each such Lender’s obligation to participate in, purchase and fund such Swing Line Participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Bank or any other Person for any reason whatsoever; (ii) the occurrence or continuance of Default or an Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Borrower hereby consents to each such sale and assignment. Each Lender agrees to fund any outstanding Swing Line Participation on (i) the Business Day of which demand therefor is made by the Swing Line Bank; provided that such demand is made not later than 1:00 P.M. (New York, New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand is made after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a Swing Line Participation, the Swing Line Bank represents and warrants to such other Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance or Swing Line Participation, or the Loan Documents. If and to the extent that any Lender shall not have so made the amount of such Swing Line Participation available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of the request by the Swing Line Bank until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Loan made by such Lender on such Business Day for purposes of the Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) At the end of an Interest Period, if the Borrower desires to continue outstanding a Borrowing consisting of Eurodollar Advances for a new Interest Period, it shall give the Agent at least 2 Business Days’ prior written notice of each such Borrowing to be continued as Eurodollar Advances. Such notice (a “Notice of Continuation/Conversion”) shall be given to the Agent prior to 11:00 A.M. (New York, New York time) on the date specified. Each such Notice of Continuation/Conversion shall be irrevocable, shall be in the form of Exhibit C, and shall specify (i) the aggregate principal amount of the Revolving Loans to be continued or converted, (ii) the date of such continuation or conversion, (iii) the specific Revolving Loans to be continued or converted, and (iv) the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing, the Borrower shall have failed to deliver a Notice of Continuation/Conversion (or a Notice of Continuation/Conversion was incomplete), then the Borrower shall be deemed to have elected to convert such Borrowing to a Borrowing consisting of Base Rate Advances. So long as any Default or Event of Default shall have occurred and be continuing, no Borrowing may be continued as or converted to (upon expiration of the current Interest Period) Eurodollar Advances unless the Agent and each of the Lenders shall have otherwise consented in writing. If the Borrower has complied with the terms of this Section 3.5(c), then the Revolving Loans identified in the Notice of Continuation/Conversion shall be continued or converted at the applicable interest rate based on LIBOR for the relevant Interest Period.

(d) The Borrower may at any time convert a Base Rate Borrowing under the Notes to a Eurodollar Borrowing; provided, however, that (i) the Borrower shall give the Agent a Notice of Continuation/Conversion 2 Business Days prior to such a conversion and (ii) so long as any Default or Event of Default shall have occurred and be continuing at the time of such conversion, no Borrowing may be converted unless the Agent and each of the Lenders shall have otherwise consented in writing. In each case, such Notice of Continuation/Conversion shall specify the Interest Period selected by the Borrower for such Borrowing and the specific Revolving Loans to be converted.

(e) Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Agent and the Lenders may act without liability upon the basis of telephonic notice believed by the Agent or any Lender in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent’s and the Lender’s record of the terms of such telephonic notice.

(f) The Agent shall promptly give each Lender notice by telephone (confirmed in writing) or by telecopy or facsimile transmission of the matters covered by the notices given to the Agent pursuant to this Section 3.5.

(g) There shall not be at any one time more than 8 Eurodollar Advances with different Interest Periods outstanding under the Commitments.

(h) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower and the Borrower shall indemnify each Lender against any loss or expense incurred by such Lender as a result of any failure to fulfill on or before, as applicable, the date specified for such Revolving Loan the applicable conditions set forth in Article 4, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender (and the Swing Line Bank in the case of Swing Line Advances by the Swing Line Bank pursuant to Section 2.1(b)) to fund such Revolving Loan when such Revolving Loan, as a result of such failure, is not made on such date.

Section 3.6. Disbursement of Funds.

(a) With respect to any Revolving Loan, no later than 1:00 P.M. (New York, New York time) on the date of each Borrowing pursuant to the Commitments (other than one resulting from a continuation or conversion pursuant to Section 3.5(c) or (d)), each Lender will make available its Pro Rata Share of the amount of such Borrowing in immediately available funds at the Payment Office of the Agent. The Agent will make available to the Borrower the aggregate of the amounts (if any) so made available by the Lenders to the Agent in a timely manner by crediting such amounts to the Borrower’s demand deposit account maintained with the Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to the Borrower’s account specified by the Borrower, by the close of business on such Business Day. In the event that the Lenders do not make such amounts available to the Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to the Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day).

(b) Unless the Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Agent such Lender’s Pro Rata Share of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date and the Agent may make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on the date of such Borrowing, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent together with interest at the rate specified for the Borrowing which includes such amount paid and any amounts due under Section 3.14. Nothing in this Section 3.6(b) shall be deemed to relieve any Lender from its obligation to fund its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Base Rate Borrowings and Eurodollar Borrowings under the Commitments shall be loaned by the Lenders on the basis of their respective Pro Rata Share. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Revolving Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitment hereunder.

Section 3.7. Interest.

(a) The Borrower agrees to pay interest in respect of all unpaid principal amounts of the Revolving Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum (on the basis of a 360-day year) equal to the applicable rates indicated below:

(i) For Base Rate Advances, at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time with respect to Base Rate Advances; and

(ii) For Eurodollar Advances, at LIBOR plus the Applicable Margin in effect from time to time with respect to Eurodollar Advances during the applicable Interest Period.

(b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of any Revolving Loans and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue:

(i) in the case of overdue principal and interest with respect to all Eurodollar Advances, at the rate otherwise applicable for the then-current Interest Period plus an additional 2.0% per annum and thereafter at the rate in effect for Base Rate Advances plus an additional 2.0% per annum; and

(ii) in the case of overdue principal and interest with respect to all Base Rate Advances, and all other obligations hereunder, at a rate equal to the applicable rate in effect for Base Rate Advances plus an additional 2.0% per annum;

provided that no Revolving Loan shall bear interest after maturity (whether by non-payment at scheduled due date, acceleration, notice of prepayment or otherwise) at a rate per annum less than 2.0% per annum in excess of the rate of interest applicable thereto at maturity.

(c) Interest on each Revolving Loan shall accrue from and including the date of such Revolving Loan to but excluding the date of any repayment thereof; provided that, if a Revolving Loan is repaid on the same day made, 1 day’s interest shall be paid on such Revolving Loan. Interest on all outstanding Base Rate Advances shall be payable quarterly in arrears on the last day of each fiscal quarter in each year. Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Interest Period in excess of 3 months, on each day which occurs every 3 months after the initial date of such Interest Period. Interest on all Revolving Loans shall be payable on any conversion of any such Revolving Loans into Revolving Loans of another Type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand.

(d) The Agent, upon determining LIBOR for any Interest Period, shall promptly notify the Borrower and the other Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 3.8. Fees.

(a) The Borrower shall pay to the Agent for its own account a fee separately agreed between the Borrower and the Agent and such other fees required by the Fee Letter.

(b) The Borrower shall pay to the Agent in arrears on the last day of each fiscal quarter, for the account of and for distribution in accordance with the respective Pro Rata Share of each Lender, a Commitment Fee with respect to the Commitments, in an amount equal to (i) the difference between the Commitments in effect on the first day of the fiscal quarter and the average daily principal balance of Revolving Loans and Letters of Credit outstanding under the Commitments during the fiscal quarter, times (ii) the Applicable Margin then in effect with respect to the Commitment Fee.

(c) The Borrower shall pay to the Agent in arrears on the last day of each fiscal quarter, for the account of and for distribution in accordance with the respective Pro Rata Share of each Lender, a fee (the “Letter of Credit Fee”) in an amount equal to (i) the Applicable Margin in effect for Eurodollar Advances as of the last day of such fiscal quarter, multiplied by (ii) the average daily maximum amount available to be drawn under Letters of Credit during such fiscal quarter (assuming compliance at such time with all conditions to drawing).

(d) The Borrower shall pay to the L/C Issuer for its own account (i) such fronting and negotiation fees as may be mutually agreed upon by the L/C Issuer and the Borrower from time to time, and (ii) customary charges of the L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

Section 3.9. Voluntary Prepayments of Revolving Loans.

(a) The Borrower may, at its option, prepay Revolving Loans in whole or in part, in amounts aggregating $1,000,000 or any greater amount in integral multiples of $100,000 (or in an amount equal to the amount necessary to repay all then outstanding Revolving Loans in full). Those Revolving Loans may be prepaid by paying the principal amount to be prepaid, together with interest accrued and unpaid thereon to the date of prepayment, and all compensation payments pursuant to Section 3.14 if such prepayment is made on a date other than the last day of an Interest Period applicable thereto. Each such optional prepayment shall be applied in accordance with Section 3.9(c).

(b) The Borrower shall give written notice to the Agent of any intended prepayment of the Revolving Loans (i) not less than 1 Business Day prior to any prepayment of Base Rate Advances, and (ii) not less than 3 Business Days prior to any prepayment of Eurodollar Advances. Such notice, once given, shall be irrevocable. Upon receipt of such notice of prepayment pursuant to the first sentence of this Section 3.9(b), the Agent shall promptly notify each Lender of the contents of such notice and of such Lender’s share of such prepayment.

(c) The Borrower, when providing notice of prepayment pursuant to Section 3.9(b) shall designate the specific Borrowing or Borrowings which are to be prepaid, provided that (i) if any prepayment of Eurodollar Advances made pursuant to a single Borrowing of the Revolving Loans shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into Base Rate Advances; and (ii) each prepayment made pursuant to a single Borrowing shall be applied pro rata among the Revolving Loans comprising such Borrowing. All voluntary prepayments shall be applied to the payment of any unpaid interest and other charges or fees before application to principal.

Section 3.10. Payments, etc.

(a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Loan Documents shall be made without defense, set-off or counterclaim to the Agent, not later than 1:00 P.M. (New York, New York time) on the date when due and shall be made in Dollars in immediately available funds at the Agent’s Payment Office.

(b) (i) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Notes or other Loan Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such

Lender is located). If any Taxes are so levied or imposed, the Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Notes and other Loan Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Agreement), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. The Borrower will furnish to the Agent and each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Lender and reimburse the Agent and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Agent or the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender or the Agent, absent manifest error, shall be final, conclusive and binding for all purposes.

(ii) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to the Borrower and the Agent, prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by the Borrower hereunder) and to provide to the Borrower and the Agent a new Form W-8BEN or Form W-8ECI or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form; provided, however, that no Lender shall be required to furnish a form under this Section 3.10(b)(ii) if it is not entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Lender that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of the Borrower, shall so inform the Borrower in writing.

(c) Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall, except as set forth in the definition of Interest Period, be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

(d) On Revolving Loans, all computations of interest and fees (including the Commitment Fee and the Letter of Credit Fee) shall be made on the basis of a year of 360 days for the actual number of days. Interest on Base Rate Advances shall be calculated based on the Base Rate from and including the date of such Revolving Loan to but excluding the date of the repayment or conversion thereof (unless borrowed and repaid on the same day). Interest on Eurodollar Advances shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by the Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(e) Payment by the Borrower to the Agent in accordance with the terms of this Agreement shall, as to the Borrower, constitute payment to the Lenders under this Agreement.

Section 3.11. Interest Rate Not Ascertainable, etc. In the event that the Agent, in the case of LIBOR, shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Agent’s position in such markets, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR then, and in any such event, the Agent shall forthwith give notice to the Borrower and to the Lenders of such determination and a summary of the basis for such determination. Until the Agent notifies the Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Revolving Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances, as the case may be, shall be suspended, and such affected Revolving Loans shall bear the same interest as Base Rate Advances.

Section 3.12. Illegality.

(a) In the event that any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Advance has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination and a summary of the basis for such determination (which notice the Agent shall promptly transmit to the other Lenders).

(b) Upon the giving of the notice to the Borrower referred to in Section 3.12(a), (i) the Borrower’s right to request and such Lender’s obligation to make Eurodollar Advances as the case may be, shall be immediately suspended, and such Lender shall make a Revolving Loan as part of the requested Borrowing of Eurodollar Advances as the case may be, as a Base Rate Advance, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing, and (ii) if any affected Eurodollar Advances are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least 1 Business Day’s written notice to the Agent and the affected Lender, convert each such Eurodollar Advance into a Base Rate Advance, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.12(b).

Section 3.13. Increased Costs.

(a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i) any Lender (or its applicable lending office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Advance or its obligation to make Eurodollar Advances or its agreeing to issue, maintain or participate in Letters of Credit, or the basis of taxation of payments to any Lender of the principal of or interest or fees on its Eurodollar Advances or Letters of Credit or its obligation to make Eurodollar Advances or issue, maintain or participate in Letters of Credit shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender’s principal executive office or applicable lending office is located); or

(ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender’s applicable lending office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Advances or its obligation to make Eurodollar Advances or issue, maintain or participate in Letters of Credit shall be imposed on any Lender or its applicable lending office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Advances (except to the extent already included in the determination of the applicable LIBOR for Eurodollar Advances) or its agreeing to issue, maintain or participate in Letters of Credit, or there shall be a reduction in the amount received or receivable by such Lender or its applicable lending office, then the Borrower shall from time to time (subject, in the case of certain Taxes, to the applicable provisions of Section 3.10(b)), upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Agent), pay to the Agent for the account of such Lender within 5 Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

(b) If any Lender shall advise the Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 3.13(a) or any other circumstances beyond such Lender’s reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender’s position in such market, the LIBOR, as determined by the Agent, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Advances then, and in any such event:

(i) the Agent shall forthwith give notice to the Borrower and to the other Lenders of such advice;

(ii) the Borrower’s right to request and such Lender’s obligation to make or permit portions of the Revolving Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be immediately suspended; and

(iii) such Lender shall make a Revolving Loan as part of the requested Borrowing of Eurodollar Advances as a Base Rate Advance, which such Base Rate Advance shall, for all other purposes, be considered part of such Borrowing.

Section 3.14. Funding Losses. The Borrower shall compensate each Lender, upon its written request to the Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Advances, in either case to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits), which the Lender may sustain: (a) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, Eurodollar Advances to the Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn); (b) if any repayment (including mandatory prepayments and any conversions) of any Eurodollar Advances to the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto; or (c), if, for any reason, the Borrower defaults in its obligation to repay its Eurodollar Advances when required by the terms of this Agreement.

Section 3.15. Assumptions Concerning Funding of Eurodollar Advances. Calculation of all amounts payable to a Lender under this Article 3 shall be made as though that Lender had actually funded its relevant Eurodollar Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Advances in an amount equal to the amount of the Eurodollar Advances and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit (including, without limitation, through the London interbank market, the secondary certificates of deposit market and bankers acceptances) and the foregoing assumption shall be used only for calculation of amounts payable under this Article 3.

Section 3.16. Apportionment of Payments. Aggregate principal and interest payments in respect of Revolving Loans and payments in respect of the Commitment Fee and the Letter of Credit Fee shall be apportioned among all outstanding Commitments and Revolving Loans to which such payments relate, proportionately to the Lenders’ respective pro rata portions of the Commitments and outstanding Revolving Loans. The Agent shall promptly distribute to each Lender at its payment office set forth beside its name on the appropriate signature page hereof, or such other address as any Lender may request its share of all such payments received by the Agent.

Section 3.17. Sharing of Payments, etc. Subject to the provisions of Section 3.16, if any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, but excluding any amounts paid to any Lender pursuant to the provisions of Section 3.10, Section 3.14 or Section 3.18) of any amount due under the Notes or under this Agreement (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) other than through a distribution by the Agent, such Lender shall forthwith deliver such funds to the Agent for distribution ratably to the Lenders in accordance with the terms of this Agreement; provided that if all or any portion of such excess payment or reduction is thereafter recovered from such Lender or additional costs are incurred, the funds shall be returned to such Lender by the Lenders to the extent of such recovery or such additional costs, but without interest unless such Lender obligated to return such funds is required to pay interest on such funds.

Section 3.18. Capital Adequacy. Without limiting any other provision of this Agreement, in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or Governmental Authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within 10 Business Days after written notice and demand by such Lender (with copies thereof to the Agent), the Borrower shall from time to time pay to such Lender additional amounts sufficient to compensate such Lender for such reduction (but, in the case of outstanding Base Rate Advances, without duplication of any amounts already recovered by such Lender by reason of an adjustment in the applicable Base Rate). Each certificate as to the amount payable under this Section 3.18 (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to the Borrower by any Lender in good faith, shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 3.19. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans only (a) to fund capital expenditures and working capital needs and (b) for other general corporate purposes not prohibited hereunder; provided, however, on the Closing Date, the proceeds of the Revolving Loans shall be used to refinance all Revolving Loans (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement.

Section 3.20. Collateral. The repayment of all amounts due from time to time from the Borrower or any Subsidiary to the Agent or any of the Lenders under this Agreement shall be secured by (a) the collateral granted to the Collateral Agent under the Security Agreement, (b) the collateral granted to the Collateral Agent pursuant to the Real Property Mortgages and (c) all property otherwise pledged as collateral security for the Obligations, and all other property of the Borrower or any other Loan Party that is now or hereafter in the possession or control of the Agent, the Collateral Agent or any other Secured Party, or on which the Agent, the Collateral Agent or any other Secured Party has been granted a Lien (all of the foregoing is collectively referred to as the “Collateral”).

Section 3.21. Application of Payments.

(a) Payments Prior to Event of Default. Subject to clause (c) of this Section 3.21, prior to the occurrence and continuance of an Event of Default, all amounts received by the Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder which shall be applied as earmarked) shall be distributed by the Agent in the following order of priority: FIRST, to the payment of fees and expenses then due and payable to the Agent hereunder or under any other Loan Documents; SECOND, pro rata, to the payment of any fees and expenses then due and payable to the Lenders and the L/C Issuer hereunder or under any other Loan Documents; THIRD, pro rata, to the payment of interest then due and payable on the Swing Loans and the Revolving Loans; FOURTH, to the payment of principal then due and payable on the Swing Loans; FIFTH, to the payment of principal then due and payable on the Revolving Loans; SIXTH, pro rata, to (i) the payment of the Obligations arising in respect of Interest Rate Contracts with a Capital Market Party then due and payable, (ii) the payment of the Additional Letter of Credit Claims then due and payable, up to the Additional Letter of Credit Sublimit and (iii) the payment of the Cash Management Claims then due and payable (provided, that the Cash Management Claims to be paid pursuant to this clause SIXTH and clause SIXTH of Section 3.21(b) shall not exceed the aggregate amount of $20,000,000 for all Lenders); and SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 3.21(a) then due and payable.

(b) Payments Subsequent to Event of Default. Subject to clause (c) of this Section 3.21, notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Secured Parties, or any of them, or otherwise received by any Secured Party (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 3.17): FIRST, to the costs and expenses (including attorneys’ fees and expenses), if any, incurred by any Secured Party in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to the Agent under this Agreement or any other Loan Document; THIRD, pro rata, to any fees then due and payable to the Lenders and the L/C Issuer under this Agreement or any other Loan Document; FOURTH, pro rata, to the payment of interest then due and payable on the Swing Loans and the Revolving Loans; FIFTH, to the payment of the principal of the Swing Loans then outstanding; SIXTH, pro rata, to (i) the payment of the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer then outstanding, (ii) the payment of the Additional Letter of Credit Claims then outstanding, and to cash collateralize the other Additional Letter of Credit Obligations in the amount of 100% of the outstanding face amount of any Additional Letters of Credit, in an aggregate amount up to the Additional Letter of Credit Sublimit, (iii) the payment of principal on the Revolving Loans then outstanding, (iv) the payment of the Cash Management Claims then outstanding (provided, that the Cash Management Claims to be paid pursuant to this clause SIXTH and clause SIXTH of Section 3.21(a) shall not exceed the aggregate amount of $20,000,000 for all Lenders), (v) cash collateralize the Letter of Credit Obligations not otherwise referred to in this Section 3.21(b) in the amount of 105% of the outstanding face amount of any Letters of Credit, and (vi) the payment of the Obligations arising in respect of Interest Rate Contracts with a Capital Market Party then due and payable; SEVENTH, to the payment of the Cash Management Claims not otherwise referred to in this Section 3.21(a) then due and payable; EIGHTH, to any other Obligations not otherwise referred to in this Section 3.21(b); NINTH, to damages incurred by the Agent or any Lender by reason of any breach hereof or of any other Loan Document; and TENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

(c) (i) If any Lender (or its Affiliates) other than Rabobank (or its Affiliates) provides Interest Rate Contracts to the Borrower or a Subsidiary or has a Cash Management Claim, such Lender shall report to the Agent the current exposure of the Borrower and the Subsidiaries to such Lender or its Affiliates under such Interest Rate Contracts and the amount of such Cash Management Claim (and any increase in such exposure since the last report) no less frequently than monthly and, in addition, within 2 Business Days after receiving a request from the Agent and (ii) if there is any exposure or increase in such Interest Rate Contracts or such Cash Management Claim and such Lender or Affiliate either fails to report such exposure or increase to the Agent as specified above, then, notwithstanding anything to the contrary in this Agreement or any other Loan Document, the payment of such exposure or increase shall not constitute an Obligation and shall not be secured by any of the Collateral.

ARTICLE 4

CONDITIONS TO CLOSING AND EXTENSIONS OF REVOLVING LOANS

Section 4.1. Conditions Precedent to Initial Revolving Loans and Letters of Credit. At the time of making of the initial Revolving Loans and issuance of the Letters of Credit, if any, hereunder on the Closing Date, the following conditions shall have been satisfied in a manner satisfactory to the Agent and the Lenders:

(a) Opinion of the Borrower’s Counsel. The Borrower shall have delivered to the Lenders, at the Borrower’s expense, a favorable written opinion from Alston & Bird LLP, special counsel for the Borrower and the Loan Parties, dated as of and delivered on the date of execution of this Agreement, satisfactory to the Agent and substantially in the form of Exhibit D;

(b) No Defaults. The Borrower shall be in full compliance with all the terms and conditions of this Agreement, and no Default or Event of Default shall have occurred, and the Borrower shall have delivered to the Lenders a certificate from an authorized officer of the Borrower certifying such matters as the Lenders shall reasonably request;

(c) Accuracy of Representations and Warranties. The representations and warranties set forth herein shall be true and correct, and the Borrower shall have delivered to the Lenders a certificate from an authorized officer of the Borrower certifying such matters related to the representations and warranties as the Lenders shall reasonably request;

(d) Corporate Action and Authority; Incumbency Certificate. The Borrower and each Subsidiary that is a Loan Party shall have delivered to the Lenders (i) a copy of its organizational papers, certified as true and correct by the Secretary of State of the state of its incorporation, (ii) certificates from the Secretaries of State of those states in which it is legally required to qualify to transact business as a foreign corporation, certifying its good standing as a corporation in such states, and (iii) a copy of its bylaws and the resolutions passed by its Board of Directors authorizing its execution and delivery of and the performance of the obligations under the Loan Documents to which it is a party, each certified by its Secretary or Assistant Secretary, on behalf of and under its seal, to be true and correct. The Borrower and each Subsidiary that is a Loan Party shall have delivered to the Lenders a certificate, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of and under its seal by its Secretary or Assistant Secretary, certifying the names of its officers authorized to execute and deliver the Loan Documents on its behalf and, as to the Borrower, to request Borrowings under this Agreement, together with the original, not photocopied, signatures of such officers;

(e) Delivery of Agreement. The Borrower shall have executed and delivered to the Lenders this Agreement;

(f) Delivery of Subsidiary Guaranty. Each Subsidiary of the Borrower that is a Loan Party shall have executed and delivered to the Lenders the Subsidiary Guaranty, dated as of the Closing Date;

(g) Delivery of Contribution Agreement. The Borrower and each Subsidiary that is a Loan Party shall have executed and delivered to the Lenders the Contribution Agreement;

(h) Insurance Summary. The Borrower shall have delivered to the Agent a certificate of insurance in a form satisfactory to the Lenders which provides a listing of all the Borrower’s insurance policies and the amount of coverage provided thereby;

(i) Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto shall be satisfactory in form and substance to the Lenders, and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Lenders may reasonably request;

(j) Agent’s Fees. The Agent shall have received the fees required to be paid on the Closing Date pursuant to the Fee Letter and all other fees and expenses payable to the Agent in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Agent;

(k) Collateral Documents. The Borrower and each Subsidiary that is a Loan Party, as appropriate, shall have executed and delivered to the Agent the Collateral Documents and such financing statements or other instruments as may be, in the sole judgment of the Agent, necessary to perfect the security interest of the Lenders in the collateral described therein;

(l) Senior Notes. The Borrower shall have delivered to the Agent copies of fully-executed pay-off letters in connection with the repayment in full of the Senior Notes (as defined in the Existing Credit Agreement);

(m) Mortgagee’s Insurance, Mortgage Modifications, Etc. The Borrower shall have delivered to the Agent a “date-down certificate” for each ALTA mortgagee’s Policy of Title Insurance previously delivered in favor of the Agent in connection with the Real Property Mortgages delivered pursuant to the Original Credit Agreement or thereafter, together with a modification agreement for each such Real Property Mortgage, in each case in form and substance acceptable to the Agent;

(n) Projections. The Borrower shall have delivered to the Agent projections prepared on an annual basis for each of fiscal years 2006, 2007, 2008, 2009 and 2010, which include (i) a statement of all of the material assumptions on which such projections are based and (ii) annual consolidated and consolidating statements of income, cash flow and balance sheets;

(o) Senior Unsecured Notes. The Agent shall have received (i) a certificate from an authorized officer of the Borrower that there have been no amendments, supplements or other modifications to the Senior Unsecured Note Documents since the date of issuance of the Senior Unsecured Notes, (ii) evidence that the Senior Unsecured Note Documents are in full force and effect and (iii) evidence that all Obligations hereunder will be “Senior Indebtedness” under the Senior Unsecured Note Indenture; and

(p) Other Matters. The Borrower shall have delivered to the Agent such other certificates, reports, agreements, documents or other materials as the Lenders shall reasonably request.

Section 4.2. Conditions to all Revolving Loans and Letters of Credit. At the time of the making of all Revolving Loans and issuance of all Letters of Credit (before as well as after giving effect to such Revolving Loans and Letters of Credit and to the proposed use of the proceeds thereof), the following conditions shall have been satisfied or shall exist:

(a) there shall exist no Default or Event of Default;

(b) all representations and warranties by the Borrower contained herein shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of such Revolving Loans or issuance of such Letter of Credit except to the extent that such representations and warranties relate solely to an earlier date;

(c) since the date of the most recent financial statements described in Section 6.1 or, if no financial statements have been delivered pursuant to Section 6.1, Section 6.1 of the Existing Credit Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Revolving Loans to be made and the use of proceeds thereof, or the Letters of Credit to be issued, shall not contravene, violate or conflict with, or involve the Agent or any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other Governmental Authority applicable to the Borrower; and

(e) the Agent shall have received such other documents or legal opinions as the Agent or any Lender may reasonably request, all in form and substance reasonably satisfactory to the Agent.

Each request for a Borrowing and the acceptance by the Borrower of the proceeds thereof and each Notice of Request for a Letter of Credit shall constitute a representation and warranty by the Borrower, as of the date of the Revolving Loans comprising such Borrowing, or the date of the issuance of Letter of Credit subject to such request, that the applicable conditions specified in Sections 4.1 and 4.2 have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents, warrants and covenants to the Agent, L/C Issuer and Lenders that:

Section 5.1. Organization and Qualification. The Borrower is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware, each Subsidiary is duly incorporated and existing in good standing under the law of the jurisdiction in which it is incorporated, the Borrower and each of the Subsidiaries have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted, and the Borrower and each of the Subsidiaries is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of its business conducted or property owned by it legally requires such qualification, except to the extent failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2. Financial Statements. The Borrower has furnished the Lenders with audited consolidated balance sheets of the Borrower and the Subsidiaries as at October 2, 2004, audited consolidated statements of income and cash flow of the Borrower and the Subsidiaries for the 2004 fiscal year, unaudited consolidated balance sheets of the Borrower and the Subsidiaries for the fiscal quarter ending July 2, 2005, and unaudited consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such fiscal quarter. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with GAAP consistently followed throughout the period involved and show all liabilities, direct and contingent, of the Borrower and the Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and the Subsidiaries as at the dates thereof, and the statements of income and cash flow fairly present the results of the operations of the Borrower and the Subsidiaries for the periods indicated. There has been no Material Adverse Effect to the business, condition or operations (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole since July 2, 2005.

Section 5.3. Taxes. The Borrower has and each of the Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Borrower, are required to be filed, and each has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, there is no audit of any federal, state or other income tax returns of the Borrower and the Subsidiaries being conducted or pending.

Section 5.4. Actions Pending. Except as specified in Schedule 5.4, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower after due inquiry, threatened against the Borrower or any of the Subsidiaries or any properties or rights of the Borrower or any of the Subsidiaries, by or before any court, arbitrator or administrative or governmental body, which could reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Title to Properties. The Borrower has and each of the Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as at July 2, 2005, hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.3. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which could reasonably be expected to have a Material Adverse Effect on the operation of such properties and assets. All such material leases are valid and subsisting and in full force and effect.

Section 5.6. Regulation U, Etc. Except as disclosed on Schedule 5.6, neither the Borrower nor any Subsidiary owns or has any present intention of acquiring any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). Each Borrowing will be used solely for the purposes specified in Section 3.19. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Notes to violate Regulations T, U, or X or (to the best knowledge of the Borrower) any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

Section 5.7. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan), except if such deficiency could not reasonably be expect to have a Material Adverse Effect. No liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Borrower or any of the Subsidiaries which is or would be materially adverse to the Borrower and the Subsidiaries taken as a whole. Neither the Borrower nor any of the Subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Borrower and the Subsidiaries taken as a whole. The Borrower has delivered to the Lenders a list of all employee benefit plans established or maintained by the Borrower and each Subsidiary as of the Closing Date, or as to which the Borrower or any Subsidiary is a party in interest or a disqualified person as of the Closing Date. The execution and delivery of this Agreement and the Borrowings hereunder will not give rise to any prohibited transaction within the meaning of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code.

Section 5.8. Outstanding Indebtedness. As of the Closing Date, there exists no default under the provisions of any instrument evidencing Indebtedness of the Borrower or any Subsidiary or of any other agreement relating thereto. As of the Closing Date, all outstanding Indebtedness of the Borrower and each Subsidiary for Money Borrowed is set forth on Schedule 5.8.

Section 5.9. Conflicting Agreements or Other Matters. Neither the Borrower nor any of the Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of the Subsidiaries is in default of any agreement to which it is a party which could reasonably be expected to have a Material Adverse Effect. Neither the execution or delivery of this Agreement or the other Loan Documents, nor fulfillment of or compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of the Subsidiaries pursuant to, the charter or bylaws of the Borrower or any of the Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of the Subsidiaries is subject. Neither the Borrower nor any of the Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Borrower or any of the Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Notes, except as set forth in the agreements listed on Schedule 5.9. Except where failure or non-compliance would not have a Material Adverse Effect, each of the Borrower and the Subsidiaries has obtained all permits, licenses and other authorizations which are required under, and is in compliance with, federal, state and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Each of the Borrower and the Subsidiaries is in compliance with all laws and regulations relating to equal employment opportunity and employee health and safety in all jurisdictions in which the Borrower and each Subsidiary is presently doing business, except to the extent failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.10. Possession of Franchises, Licenses, Etc. The Borrower and the Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental entities or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective business, properties and assets, and neither the Borrower nor any of the Subsidiaries is in violation of any thereof in any material respect. Neither the Borrower nor any Subsidiary has infringed upon or otherwise violated any trademark, patent, license or other intellectual property agreement where such infringement could have a Material Adverse Effect on the Borrower and the Subsidiaries taken as a whole.

Section 5.11. Governmental Consent. Neither the nature of the Borrower or any of the Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement and the other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof.

Section 5.12. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Lenders or the Agent by or on behalf of the Borrower in connection herewith (when considered together with all reports and other documents filed by the Borrower with the Securities and Exchange Commission) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. As of the Closing Date, there is no fact known to the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Lenders or the Agent by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

Section 5.13. Foreign Assets Control Regulations. Neither the borrowing by the Borrower hereunder nor its use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Cuban Assets Control Regulations or the Iranian Transactions Regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) or any similar law or regulation.

Section 5.14. Labor Relations. Except as set forth on Schedule 5.14, as of the Closing Date, neither the Borrower nor any of the Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of the Borrower’s employees, or threats of strikes, work stoppages or delays or any asserted pending demands for collective bargaining by any union or organization. Additionally, the hours worked and payment made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, except where the failure to comply with such law could not reasonably be expect to have a Material Adverse Effect. All payments due from the Borrower and the Subsidiaries, or for which any claim may be made against the Borrower and the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Borrower and the Subsidiaries in all instances where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect.

Section 5.15. Authorization and Enforceability of Agreement. The Borrower has the right and power, and has taken all necessary steps to authorize it, to borrow hereunder and to execute, deliver and perform this Agreement, the Notes, and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, and the Notes, and all other Loan Documents, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the enforceability of the Notes and other Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights and remedies in general and by general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.16. Subsidiaries. Schedule 5.16 correctly sets forth, as of the Closing Date, the name of each Subsidiary of the Borrower and the jurisdiction of its organization. All the outstanding shares of Stock or other ownership rights of each such Subsidiary have been validly issued and are fully paid and non-assessable and all such outstanding shares or other ownership rights, except as noted on such Schedule, are owned by the Borrower or an Affiliate free of any Lien or claim.

Section 5.17. Insurance Coverage. All property of the Borrower and the Subsidiaries is insured for the benefit of the Borrower or such Subsidiary in amounts and against risks customary for Persons operating businesses similar to those of the Borrower or the Subsidiaries in the localities where such properties are located.

Section 5.18. Investments. Except for Investments permitted by Section 7.4, the Borrower has no other Investments.

Section 5.19. Intercompany Loans; Dividends. There are no restrictions on the power of any Subsidiary to repay any intercompany loan or to pay dividends on its Stock, other than restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary permitted under Section 7.6, pending the imminent closing of such sale or disposition.

Section 5.20. Anti-Terrorism Laws.

(a) General. Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. Neither the Borrower nor any Affiliate of the Borrower is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated with a Person or entity listed above.

Neither the Borrower nor any Affiliate of the Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

Section 5.21. Senior Indebtedness. The aggregate amount of all outstanding Indebtedness (as defined in the Senior Unsecured Note Indenture) Incurred (as defined in the Senior Unsecured Note Indenture) under Section 4.03(b)(1) of the Senior Unsecured Note Indenture does not exceed the Senior Indebtedness Amount.

Section 5.22. Fiscal Year. The fiscal year end of the Borrower and the Subsidiaries is the Saturday after the last Thursday in the month of September.

Section 5.23. GKX. GKX does not own or lease, directly or indirectly, any real, personal, intangible or tangible property of any nature. GKX does not conduct, transact or otherwise engage in any business, activities or operations. GKX does not have any material obligations or liabilities.

ARTICLE 6

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as it may borrow under this Agreement or so long as any Revolving Loan or Letter of Credit or other Indebtedness remains outstanding to the Agent, the L/C Issuer or the Lenders that:

Section 6.1. Financial Statements. The Borrower shall deliver to the Agent and each Lender (and, other than the financial data to be delivered pursuant to clause (e) of this Section 6.1, such delivery may be made by the Borrower posting such information directly via IntraLinks):

(a) As soon as practicable and in any event within 45 days (or such additional number of days, not to exceed 5, by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements) after the end of each of the first 3 fiscal quarters of each fiscal year of the Borrower, (i) unaudited consolidated statements of operations and cash flow of the Borrower and the Subsidiaries for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter, and (ii) an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarter, setting forth, with respect to such consolidated statements of operations and cash flow and such consolidated balance sheet, in comparative form, figures for the corresponding period in the preceding fiscal year all in reasonable detail and certified by the chief financial officer, controller or chief accounting officer of the Borrower as having been prepared in accordance with GAAP; provided, that delivery by the Borrower of a quarterly report on Form 10-Q for such quarter shall be sufficient for purposes of satisfying the requirements of this clause (a) and provided, further, that in the event Foreign EBITDA equals or exceeds 10% of Consolidated EBITDA or the aggregate value of the assets of the Foreign Subsidiaries equals or exceeds 10% of the aggregate value of the assets of the Borrower and the Subsidiaries, the Borrower shall, in addition to the foregoing, deliver the items described in clauses (i) and (ii) above for the Borrower and the Domestic Subsidiaries on a consolidated basis;

(b) As soon as practicable and in any event within 90 days (or such additional number of days, not to exceed 5, by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements) after the end of each fiscal year, a consolidated and business segment statements of operations and cash flow of the Borrower and the Subsidiaries for such year, and a consolidated and business segment balance sheet of the Borrower and the Subsidiaries as at the end of such year, setting forth, with respect to such consolidated statements of operations and cash flow and such consolidated balance sheet, in comparative form, corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Agent, and, in the case of such consolidated financial statements, certified to the Borrower by independent public accounts of recognized national standing selected by the Borrower (and acceptable to the Agent), whose certificate shall be in scope and substance satisfactory to the Agent, and, as to the consolidating statements, certified by the chief financial officer of the Borrower; provided, that delivery by the Borrower of an annual report on Form 10-K for such fiscal year shall be sufficient for purposes of satisfying the requirements of this sentence and provided, further, that in the event Foreign EBITDA equals or exceeds 10% of Consolidated EBITDA or the aggregate value of the assets of the Foreign Subsidiaries equals or exceeds 10% of the aggregate value of the assets of the Borrower and the Subsidiaries, the Borrower shall, in addition to the foregoing, deliver the information described above for the Borrower and the Domestic Subsidiaries on a consolidated basis. In addition to any other information requested by the Agent pursuant to the preceding sentence, together with each delivery of financial statements required by Section 6.1, the Borrower will deliver to the Lenders a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

(c) Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower shall send to its registered debt certificate holders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(d) Promptly (i) after notice thereof being delivered to the Borrower or any Subsidiary, notice of the commencement of any audit of any federal, state or other income tax return of the Borrower or any Subsidiary, and (ii) upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary; and

(e) With reasonable promptness, such other financial data as the Agent may reasonably request in writing.

Together with the delivery of financial statements at the end of each fiscal quarter as required by Section 6.1, the Borrower will deliver to the Agent an Officer’s Certificate (i) demonstrating (with computations in reasonable detail) compliance by the Borrower and the Subsidiaries as at the end of the quarterly period or fiscal year to which such financial statement relates with the provisions of Section 7.1 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) specifying the details of insurance as required pursuant to Section 6.3. The Borrower also covenants that promptly upon the chief executive officer, principal financial officer, or principal accounting officer of the Borrower obtaining actual knowledge of any Event of Default or Default, it will deliver to the Agent an Officer’s Certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto. Each Lender is hereby authorized to deliver a copy of any financial statement delivered to it pursuant to this Section 6.1 to any regulatory body having jurisdiction over such Lender and to which such financial statement is required to be delivered.

Section 6.2. Inspection of Property. The Borrower shall permit any Person designated in writing by the Agent, the L/C Issuer or any Lender, at the Agent’s, the L/C Issuer’s or such Lender’s expense if no Default or Event of Default shall then exist, otherwise at the Borrower’s expense, to visit and inspect any of the properties of the Borrower and any of the Subsidiaries, to examine the corporate books and financial records of the Borrower and the Subsidiaries and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as the Agent, the L/C issuer or any Lender may reasonably request.

Section 6.3. Insurance. The Borrower and each Subsidiary will at all times maintain insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses (including, without limitation, business interruption insurance) and, together with each delivery of financial statements under Section 6.1(b), it will deliver to the Agent an Officer’s Certificate specifying the details of such insurance then in effect. Delivery of such Officer’s Certificate may be made by the Borrower posting such Officer’s Certificate directly via IntraLinks.

Section 6.4. Conduct of Business. The Borrower will and will cause each Subsidiary to remain substantially in the respective area or field of business in which the Borrower and each Subsidiary is engaged as of the date of this Agreement and any business related, ancillary or complementary to such business.

Section 6.5. Corporate Existence; Maintenance of Properties. The Borrower shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect the corporate or other form of existence as the case may be, rights and franchises of the Borrower and the Subsidiaries; provided, however, that, after the Closing Date, any Subsidiary of the Borrower may be dissolved or administratively dissolved, as the case may be, so long as any and all assets of such Subsidiaries are contributed or otherwise transferred to a Loan Party upon such dissolution, (b) cause its properties and the properties of the Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, placements, betterments and improvements thereto, all as in the judgment of the Borrower may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, (c) maintain possession and ownership of all franchises, certificates, licenses, permits and other authorizations from governmental entities or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary to the ownership, maintenance and operation of its business, properties, and assets, except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, and (d) and shall cause each of the Subsidiaries to qualify, and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Borrower, or such Subsidiary, as the case may be, may legally require such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 6.6. Environmental Laws. The Borrower and the Subsidiaries shall:

(a) Comply in all material respects with and use commercially reasonable best efforts to ensure compliance by all tenants and subtenants with all applicable Environmental Laws, and shall obtain and comply with, and use commercially reasonable best efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder;

(b) Promptly report to the Agent (i) the introduction of any Hazardous Substances onto any facility owned or operated by the Borrower or a Subsidiary thereof except for the use or storage thereof in the ordinary course of business in compliance with all Environmental Laws, and (ii) the initiation of any regulatory action against the Borrower or any Subsidiary thereof or in connection with any such facility relating to any release of Hazardous Substances which regulatory action the Borrower determines is likely to have a Material Adverse Effect; and

(c) Defend, indemnify, and hold harmless the Lenders, their employees, agents, and officers from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any Lender, except to the extent that such claims, demands, penalties, fines, liabilities, damages, costs or expenses result from the gross negligence or willful misconduct of such Lender or any of its employees, agents or officers, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Substances on any property at any time owned or occupied by the Borrower or the Subsidiaries; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances; (iii) any lawsuit brought or threatened, reasonable settlement reached, or government order relating to such Hazardous Substances, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, which are based upon or in any way related to such Hazardous Substances, including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

Section 6.7. Taxes. The Borrower shall and shall cause each of the Subsidiaries to pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon it or upon its income, profits or properties, provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or cause to be paid or discharged any such tax assessment, or charge whose amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained and, provided further, that the Borrower shall, and shall cause each of the Subsidiaries to, pay all such taxes, assessments and charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

Section 6.8. Keeping of Books; Fiscal Year. The Borrower will keep, and cause each of the Subsidiaries to keep, in accordance with GAAP, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and each Subsidiary. Additionally, the Borrower will, and will cause each of the Subsidiaries to, keep the same fiscal year end as the one evidenced in the financial statements delivered under Section 5.2.

Section 6.9. Compliance with Laws and Other Agreements. The Borrower shall, and shall cause each Subsidiary to, conduct its business operations and obtain all necessary permits and licenses in substantial compliance with (a) all applicable federal, state and local laws, rules and regulations, and (b) all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound, unless, in either case, the Borrower’s or a Subsidiary’s failure to so comply would not have a Material Adverse Effect on the Borrower or any Subsidiary.

Section 6.10. Notice of Default. The Borrower shall notify the Agent of the occurrence of any Default, Event of Default and of any default under any material agreement, which shall be defined for the purposes of this Section 6.10 as any agreement or instrument related to Indebtedness in excess of $10,000,000, or obligation with any other Person, to which it or a Subsidiary is a party or by which it or a Subsidiary or any of its or a Subsidiary’s properties are bound, said notices to be given immediately upon the Borrower’s obtaining actual knowledge thereof; provided, however, the failure of the Borrower to give such notice shall not affect the right and power of the Lenders to exercise any or all of the remedies on default specified herein.

Section 6.11. Notice of Litigation. The Borrower shall notify the Agent of any action, suit or proceeding instituted by any Person against it or a Subsidiary (a) where the uninsured claim for money damages is in excess of $10,000,000 or (b) which would cause the aggregate of uninsured claims for money damages in all actions, suits or proceedings against it or a Subsidiary arising out of one set of related facts or circumstances to exceed $10,000,000 or (c) which otherwise might have a Material Adverse Effect on its or any Subsidiary’s assets or business operations, said notice to be given within 10 days of the first notice to the Borrower or any Subsidiary of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

Section 6.12. ERISA. Promptly (and in any event within 30 days) after the Borrower or any of the Subsidiaries knows or has reason to know that a Reportable Event with respect to any Plan has occurred, that any Plan is or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, or that the Borrower or any of the Subsidiaries will or may incur any material liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, the Borrower will deliver to the Agent a certificate of the chief financial officer of the Borrower setting forth information as to such occurrence and what action, if any, the Borrower is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are required to be filed with or by the Borrower, the PBGC or the plan administrator of any such Plan, as the case may be. The Borrower shall furnish, at the request of any Lender, so long as such Lender shall hold a Note, a copy of each annual report (Form 5500 Series) of any Plan received or prepared by the Borrower or any of the Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by the Borrower or any of the Subsidiaries, as the case may be.

Section 6.13. Use of Proceeds. The Borrower shall use the proceeds of all Revolving Loans only in the manner set forth in Section 3.19.

Section 6.14. [Intentionally Omitted].

Section 6.15. Annual Projections. On the same date the Borrower delivers the financial information required to be delivered pursuant to Section 6.1(b) with respect to the 2006 fiscal year and each fiscal year thereafter, the Borrower shall deliver to each Lender annual projections for the following fiscal year, which include (i) a statement of all of the material assumptions on which such projections are based and (ii) quarterly consolidated and consolidating statements of income, cash flow and balance sheets.

Section 6.16. Excess Cash Flow Amount. Within 120 days after the end of each Excess Cash Flow Period (as defined in the Senior Unsecured Note Indenture), the Borrower shall calculate the Excess Cash Flow Amount for such Excess Cash Flow Period and (a) use such Excess Cash Flow Amount to prepay (i) the Obligations, (ii) other Senior Indebtedness (as defined in the Senior Unsecured Note Indenture) or (iii) if permitted to make such Restricted Payment under Section 7.2, the Senior Unsecured Notes, (b) deposit such Excess Cash Flow Amount in the Pledged Deposit Account or (c) use or deposit such Excess Cash Flow Amount in any combination of clauses (a) and (b) of this Section 6.16. Any prepayment by the Borrower of the Obligations under this Agreement or the other Loan Document as described in this Section 6.16 shall be accompanied by a notice from the Borrower to the Agent indicating that such prepayment is being made with all or any portion of the Excess Cash Flow Amount. This Section 6.16 shall be of no further force and effect in the event the Senior Unsecured Notes are repaid or redeemed in full (and the Senior Note Indenture is no longer in effect) or are refinanced, if none of the documents relating to such refinancing include a provision similar to Section 4.15 of the Senior Unsecured Note Indenture.

Section 6.17. Post Closing Conditions. The Borrower shall, promptly, and in any event on or before the date 60 days from the Closing Date, deliver to the Agent (a) Exhibit D to the Security Agreement, in form and substance satisfactory to the Agent, and (b) a Copyright Security Agreement, a Patent Security Agreement and a Trademark Security Agreement, each executed and delivered by the Loan Parties.

ARTICLE 7

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as it may borrow under this Agreement or so long as any Revolving Loan or Letter of Credit or other Indebtedness remains outstanding to the Agent, the L/C Issuer or the Lenders:

Section 7.1. Financial Covenants.

(a) Collateral Coverage Ratio. The Borrower shall not permit the Collateral Coverage Ratio as of the last day of any fiscal quarter to be less than 1.00 to 1.00.

(b) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.25 to 1.00.

(c) Total Debt Coverage Ratio. The Borrower shall not permit the Total Debt Coverage Ratio as of the last day of any fiscal quarter to be greater than 3.25 to 1.00.

Section 7.2. Limitation on Restricted Payments. The Borrower will not pay or declare any cash dividend or make any other cash distribution on or on account of any class of its Stock or other equity, or make cash interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Senior Unsecured Notes or any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest (except required redemptions as provided in the indentures pursuant to which such Subordinated Capital Certificates of Interest were issued) for cash, or permit any Subsidiary to do any of the above (all of the foregoing being herein called “Restricted Payments”) except that the Borrower may (a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower delivers to the Agent evidence satisfactory to the Agent that the Loan Parties will be in pro forma compliance with this Agreement and the other Loan Documents, including, without limitation, Section 7.1, as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to each such Restricted Payment, make Restricted Payments during the term of this Agreement in an aggregate amount not to exceed the sum of (i) $80,000,000 plus (ii) 50% of the cumulative positive Consolidated Net Earnings after June 30, 2005; provided, however, that the Borrower may make Restricted Payments in excess of such aggregate amount if Availability shall exceed $75,000,000 after making each such Restricted Payment, and (b) redeem or purchase Senior Unsecured Notes or Subordinated Debt with the proceeds of Indebtedness for Money Borrowed permitted to be incurred pursuant to Section 7.12. Moreover, nothing in this Section 7.2 shall prevent any Subsidiary from making any Restricted Payments to the Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term “equity” as used in this Section 7.2 shall include the Borrower’s common stock, preferred stock, if any, and other equity certificates.

Section 7.3. Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

(a) Liens existing prior to the date of this Agreement, as set forth on Schedule 7.3;

(b) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

(d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or margin accounts for commodity trading activities permitted by Section 7.9, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e) Liens consisting of encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person;

(f) any Lien in favor of the Agent or any other Secured Party given to secure the Obligations;

(g) Liens securing Indebtedness for Money Borrowed (including Capital Leases) incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that each such Lien may not extend to any other property owned by such Person or any of its subsidiaries (other than assets and property affixed or appurtenant thereto), and the Indebtedness for Money Borrowed (other than any interest thereon) secured by each such Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to such Lien; and

(h) Liens on property or assets of a Foreign Subsidiary securing Indebtedness for Money Borrowed of such Foreign Subsidiary permitted to be incurred pursuant to Section 7.12(i).

Section 7.4. Restrictions on Loans, Advances, Investments, Asset Acquisitions and Contingent Liabilities. The Borrower shall not and shall not permit any Subsidiary to (a) make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to, any Person, or (b) guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, Stock or dividends of any Person, or (c) own, purchase or acquire any Stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or (d) acquire all, or substantially all, of the assets of any Person, or any assets that constitute a division or operating unit of the business of a Person, in a single or a series of related transactions; except that the Borrower or any Subsidiary may:

(i) (A) make or permit to remain outstanding loans or advances to any other Loan Party, or (B) guarantee or otherwise become liable for obligations of any other Loan Party to the extent such obligation that is guaranteed is incurred in the ordinary course of business of such Loan Party or is Indebtedness otherwise permitted to be incurred by such Loan Party hereunder (including guarantee obligations under the Subsidiary Guaranty);

(ii) (A) acquire and own Stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary or (B) accept non-cash consideration as permitted under Section 7.6 in connection with a disposition of assets permitted under Section 7.6;

(iii) own, purchase or acquire (A) prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated “A” or better by Moody’s Investors Service or Standard and Poor’s Corporation), in each case due within 1 year from the date of purchase and payable in the United States in Dollars (B) obligations of the United States Government or any agency thereof, in each case due within 1 year from the date of purchase, (C) obligations guaranteed by the United States Government, in each case due within 1 year from the date of purchase, (D) repurchase agreements of United States commercial banks (whose long-term debt is rated “A” or better by Moody’s Investors Service or Standard and Poor’s Corporation) for terms of less than 1 year in respect of the foregoing certificates and obligations, (E) tax-exempt securities maturing within 1 year from the date of purchase and rated “A” or better by Moody’s Investors Service or Standard and Poor’s Corporation, (F) adjustable rate preferred stocks rated “A” or better by Moody’s Investors Service or Standard and Poor’s Corporation and (G) cash;

(iv) endorse negotiable instruments for collection in the ordinary course of business;

(v) make or permit to remain outstanding payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(vi) (A) permit to remain outstanding investments in the Subsidiaries of the Borrower in existence as of the Closing Date, and (B) make or permit to remain outstanding investments in any Subsidiary (whether in existence on the Closing Date or created after the Closing Date in accordance with Section 7.14) if such Subsidiary is a Loan Party;

(vii) make or permit to remain outstanding loans from AgraTrade Financing, Inc., a wholly-owned Subsidiary, to growers and former growers of the Borrower (provided that all such loans are made to facilitate the business of the Borrower) in an aggregate amount not to exceed $20,000,000;

(viii) make or permit to remain outstanding investments described on Schedule 7.4;

(ix) make or permit to remain outstanding investments in GC Properties in an aggregate amount not exceeding $500,000 during the term of this Agreement;

(x) have increases in existing investments arising from non-cash notified equity or other equity methods of accounting for equity increases which are non-cash;

(xi) make or permit to remain outstanding investments in any money market fund that invests substantially all of its assets in investments of the types described in subsection (iii) of this Section 7.4;

(xii) acquire (A) all or any substantial part of the assets, property or business of a Person, (B) any assets that constitute a division or operating unit of the business of a Person or (C) the Stock of a Person (including all, a majority or less than a majority of the outstanding Stock of such Person), so long as (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower delivers to the Agent evidence satisfactory to the Agent that the Loan Parties will be in pro forma compliance with this Agreement and the other Loan Documents, including, without limitation, Section 7.1, as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to each such acquisition, (2) the aggregate cash consideration (including, without limitation, cash consideration, assumption of Indebtedness for Money Borrowed and seller financing) for any single acquisition (or series of related acquisitions) does not exceed $150,000,000, (3) Availability, after giving effect to each such acquisition, shall exceed $75,000,000, (4) the assets, property or business acquired are related to the business of the Loan Parties or complement such business, (5) the Borrower delivers to the Agent true and correct copies of the agreements, instruments and other documents evidencing such acquisition, (6) if the assets being acquired are the Stock of a Person or assets that constitute a division or operating unit of the business of a Person, the Borrower delivers the most recent quarterly (and, if available, monthly) financial statements and the most recent audited fiscal year end financial statements for such Person, and (7) the Loan Parties execute and deliver to the

Agent all agreements, instruments, opinions and other documents required by Section 7.14, as applicable, and necessary to comply with Section 3.20, and any other Loan Documents and opinions reasonably requested by the Agent regarding the creation and perfection of the security interests of the Agent in the Collateral;

(xiii) if such Subsidiary is a party to the Subsidiary Guaranty, guarantee the obligations of the Borrower under the Senior Unsecured Notes;

(xiv) make or permit to remain outstanding investments in Foreign Subsidiaries to the extent that the Value of such investments, when taken together with the aggregate Value of all other investments made pursuant to this clause (xiv) and Section 7.12(j) during the term of this Agreement, does not exceed $50,000,000;

(xv) make or permit to remain outstanding investments in any Person where such investment was acquired by the Borrower or any Subsidiary (A) in exchange for any other investment or accounts receivable held by the Borrower or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (B) as a result of a foreclosure by the Borrower or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(xvi) make or permit to remain outstanding investments in any Person to the extent such investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Subsidiary;

(xvii) make or permit to remain outstanding investments under Hedging Contracts otherwise permitted under Section 7.9; and

(xviii) make or permit to remain outstanding investments in GK Insurance Company in an aggregate amount equal to the lesser of (A) the minimum amount of capital contributions that is statutorily required to maintain such Person as a captive insurance company and (B) $5,000,000.

Section 7.5. [Intentionally Omitted].

Section 7.6. Merger and Sale of Assets. The Borrower shall not and shall not permit any Subsidiary to enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer, contribute as capital, or otherwise dispose of, the assets of the Borrower or any Subsidiary (including, without limitation, any shares of Stock and Indebtedness of any Subsidiary), in any single transaction or series of related transactions, to any Person, except that:

(a) any Domestic Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or (ii) any one or more other Domestic Subsidiaries, provided that if any Loan Party is party to such merger, a Loan Party shall be the continuing or surviving corporation;

(b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Borrower or another Loan Party;

(c) the Borrower and any Subsidiary may (i) sell Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) sell or otherwise dispose of obsolete equipment or other equipment or assets no longer useful in the business in an amount not to exceed an aggregate fair market value of $5,000,000 each calendar year this Agreement is in effect and (iii) license intellectual property to third persons on customary terms (as determined by the Board of Directors of the Borrower in good faith);

(d) except as otherwise provided in Sections 7.7 and 7.8, the Borrower or such Subsidiary may otherwise sell, lease, transfer, or otherwise dispose of, the assets of the Borrower or any Subsidiary, in any single transaction or series of related transactions, to any Person so long as (i) the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such sale, lease, transfer, contribution or disposal of an amount at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Borrower, of the assets subject to such sale, lease, transfer, contribution or disposal, (ii) at least 75% of such consideration is in the form of cash, and (iii) an amount equal to 100% of the Net Cash Proceeds from such sale, lease, transfer, contribution or disposal is applied by the Borrower or such Subsidiary, as the case may be, to (A) prepay Senior Indebtedness (as defined in the Senior Unsecured Note Indenture), (B) acquire assets useful in the business of the Borrower or such Subsidiary, as the case may be, within (in the case of clauses (A) and (B)) 1 year from the later of the date of such sale, lease, transfer, or disposal and the receipt of such Net Cash Proceeds or (C) any combination of clauses (A) and (B) of this Section 7.6(d); and

(e) the Borrower may sell or otherwise dispose of its interests in AgraTech Seeds Inc., a Georgia corporation, provided, that (i) such sale or disposition complies with Section 7.6(d), or (ii) such sale or disposition results in favorable federal tax treatment, or a federal tax deduction pursuant to Section 170 of the Code.

Section 7.7. Sale and Lease-Back. The Borrower shall not and shall not permit any Subsidiary to enter into any arrangement, with any Person or under which such other Person is a party, providing for the leasing by the Borrower or any Subsidiary of real or personal property, used by the Borrower or any Subsidiary in the operations of the Borrower or any Subsidiary, which has been or is sold or transferred by the Borrower or any Subsidiary to any other Person to whom funds have been or are to be advanced by such other Person on the security of such rental obligations of the Borrower or such Subsidiary, unless (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower delivers to the Agent evidence satisfactory to the Agent that the Loan Parties will be in pro forma compliance with this Agreement and the other Loan Documents, including, without limitation, Section 7.1 and, if such arrangement is a Capital Lease, Section 7.12(g), as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to each arrangement, (2) the net proceeds received by the Borrower or any Subsidiary in connection with such arrangement are at least equal to the fair market value (as determined by the Board of Directors) of such property and (3) the Borrower applies 100% of the Net Cash Proceeds of such arrangement in compliance with Section 7.6(d)(iii); provided, however, that the Borrower shall not and shall not permit any Subsidiary or GC Properties to enter into any sale and leaseback transaction with respect to 244 Perimeter Center Parkway, Atlanta, Georgia, unless the Borrower certifies to the Agent that the Obligations shall constitute “Senior Indebtedness” under the Senior Unsecured Note Indenture at the time of such sale and leaseback transaction and at all times thereafter.

Section 7.8. Sale or Discount of Receivables. The Borrower shall not and shall not permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable; provided, however, that the Borrower and any Subsidiary may sell or transfer wholesale accounts receivables invoiced to third parties pursuant to a Securitization Transaction, so long as (a) the Collateral Coverage Ratio shall not include any accounts receivable of the Borrower and the Domestic Subsidiaries that have been sold or transferred, or are purported to have been sold or transferred, pursuant to such Securitization Transaction, (b) the Commitments are permanently reduced as provided in Section 3.3 and (c) the Agent, the applicable Loan Parties and the other parties, as applicable, to such Securitization Transaction enter into an intercreditor agreement, in form and substance reasonably satisfactory to the Agent.

Section 7.9. Hedging Contracts. The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Contract except: (a) bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands, provided that such hedging transactions shall not be speculative in nature and shall be in accordance with the policies adopted by the Board of Directors of the Borrower from time to time; and (b) foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements which are reasonably related to existing indebtedness or to monies to be received or paid in foreign currencies.

Section 7.10. Issuance of Stock by Subsidiaries. The Borrower shall not permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its Stock of any class (other than directors’ qualifying shares, if any) except (a) as provided in Section 7.6, (b) to the Borrower or another Subsidiary and (c) if such Subsidiary is created after the Closing Date, such Subsidiary may issue shares of its Stock on its date of creation, so long as such Subsidiary is and remains a Loan Party.

Section 7.11. Capital Expenditures. The Borrower and the Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in any fiscal year in an aggregate amount in excess of:

(a) the lesser of:

(i) the sum of (1) the greater of (A) $55,000,000 and (B) 2.0% of the net sales volume of the Borrower for the immediately preceding fiscal year of the Borrower plus (2) the result of (A) $50,000,000 minus (B) any portion of such amount used since March 10, 2004, to make Capital Expenditures pursuant to Section 4.14(c) of the Senior Unsecured Note Indenture

plus (3) to the extent unused in prior fiscal years, the Initial Net Sales Carry Forward Amount and the Net Sales Carry Forward Amount, if any, for fiscal year 2006 and each fiscal year thereafter on a cumulative basis, and

(ii) the greater of (A) $75,000,000 and (B) 3% of the net sales volume of the Borrower for the immediately preceding fiscal year of the Borrower; plus

(b) the sum of (i) 25% of Excess Cash Flow for the immediately preceding fiscal year of the Borrower plus (ii) to the extent unused in prior fiscal years, the Initial Excess Cash Flow Carry Forward Amount and the Excess Cash Flow Carry Forward Amount, if any, for fiscal year 2006 and each fiscal year thereafter on a cumulative basis.

Section 7.12. Indebtedness for Money Borrowed. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness for Money Borrowed, except for the following:

(a) Indebtedness existing under this Agreement and the other Loan Documents (including, without limitation, all Revolving Loans and Letter of Credit Obligations), provided that the aggregate amount of the Additional Letter of Credit Claims shall not exceed the Additional Letter of Credit Sublimit;

(b) Indebtedness (including guaranties) which may be deemed to exist pursuant to any performance, surety, appeal or similar bonds obtained by the Borrower or any of the Domestic Subsidiaries in the ordinary course of business;

(c) Indebtedness for Money Borrowed in existence on the date hereof, and set forth on Schedule 5.8, and Refinancing Indebtedness if the Refinancing Conditions are satisfied;

(d) unsecured Indebtedness for Money Borrowed owing by any Loan Party to any other Loan Party;

(e) unsecured Subordinated Debt issued upon terms and conditions satisfactory to the Agent, provided that the Borrower shall demonstrate to the Agent, in form and substance satisfactory to the Agent, that the Borrower is in pro forma compliance with Section 7.1 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to the incurrence of such Subordinated Debt;

(f) other unsecured Indebtedness for Money Borrowed of the Borrower or any Subsidiary, provided that the Borrower shall demonstrate to the Agent, in form and substance satisfactory to the Agent, that the Borrower is in pro forma compliance with Section 7.1 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to the incurrence of such Indebtedness for Money Borrowed;

(g) Indebtedness for Money Borrowed of the Borrower or any Subsidiary (including a Person acquired pursuant to Section 7.4) that is secured by Liens permitted under Section 7.3(g) (including, without limitation, Capital Leases);

(h) unsecured Guaranties of Indebtedness for Money Borrowed of a Loan Party to the extent such Indebtedness for Money Borrowed is permitted to be incurred under this Section 7.12;

(i) secured Indebtedness for Money Borrowed of the Foreign Subsidiaries not to exceed the aggregate principal amount of $25,000,000 at any time, provided that (i) the Borrower shall demonstrate to the Agent, in form and substance satisfactory to the Agent, that the Borrower is in pro forma compliance with Section 7.1 as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Agent, after giving effect to the incurrence of such Indebtedness for Money Borrowed and (ii) the Lien securing such Indebtedness for Money Borrowed shall be limited to the assets of the Foreign Subsidiary incurring such Indebtedness for Money Borrowed; and

(j) unsecured Guaranties of Indebtedness for Money Borrowed of a Foreign Subsidiary to the extent (i) such Indebtedness for Money Borrowed is permitted to be incurred under Section 7.12(i) and (ii) such investment is permitted under Section 7.4(xiv).

Section 7.13. Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate, or (b) for transactions between Loan Parties.

Section 7.14. Creation and Acquisition of Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create or acquire any Subsidiary after the Closing Date unless (a) if such Subsidiary is acquired, such acquisition is permitted under Section 7.4, (b) if such Subsidiary is a Foreign Subsidiary, the investment in such Subsidiary is permitted under Section 7.4(xiv), (c) such Subsidiary executes at the time of its creation the Security Agreement (together with applicable Uniform Commercial Code financing statements), the Subsidiary Guaranty and the Contribution Agreement (either directly or by executing a supplement thereto) and the Stock of such Subsidiary is pledged to the Agent as Collateral; provided, however, that, with respect to any Foreign Subsidiary, to the extent that execution of the Security Agreement, the Subsidiary Guaranty and the Contribution Agreement and the pledge of all of the Stock of such Subsidiary would result in a material adverse tax consequence to the Borrower on a consolidated basis with the Subsidiaries, such Foreign Subsidiary shall not be required to execute the Security Agreement, the Subsidiary Guaranty and the Contribution Agreement, and such Stock pledge shall be limited to 65% of the Stock of such Subsidiary, (d) an opinion of counsel, acceptable to the Agent, is delivered to the Lenders confirming the due organization of such Subsidiary, the enforceability of the Security Agreement, the Subsidiary Guaranty and the Contribution Agreement against such Subsidiary, and such other matters as the Agent may reasonably request, and (e) no Event of Default exists immediately prior to or after the creation of the Subsidiary.

Section 7.15. Amendments. The Borrower shall not enter into any amendment or waiver of the Senior Unsecured Note Documents or any agreements, instruments and other documents evidencing Indebtedness for Money Borrowed permitted under Section 7.12(e) or executed in connection therewith without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

Section 7.16. Anti-Terrorism Laws. Neither the Borrower nor any Affiliate of the Borrower or agent of the Borrower shall: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Borrower shall deliver to the Agent and the Lenders any certification or other evidence requested from time to time by the Agent or any Lender, in the Agent’s sole discretion, confirming the Borrower’s compliance with this Section 7.16.

Section 7.17. Pledged Deposit Account. The Borrower shall not, and shall not permit any Subsidiary to, withdraw or transfer any funds on deposit in the Pledged Deposit Account except (a) as may be required to pay service charges incurred in the ordinary course by the depository institution at which the Pledged Deposit Account is maintained, (b) so long as there is no Default or Event of Default occurring or continuing, to make scheduled payments of Indebtedness for Money Borrowed under this Agreement, (c) to withdraw accrued interest credited to such account, to the extent permitted by the Senior Unsecured Note Indenture, or (d) with the prior written consent of the Required Lenders.

Section 7.18. Senior Indebtedness. The Borrower shall not permit the aggregate amount of all outstanding Indebtedness (as defined in the Senior Unsecured Note Indenture) Incurred (as defined in the Senior Unsecured Note Indenture) under Section 4.03(b)(1) of the Senior Unsecured Note Indenture to exceed the Senior Indebtedness Amount.

Section 7.19. GKX. Notwithstanding anything in this Agreement to the contrary, the Borrower shall not, and shall not permit any Subsidiary to (a) make or permit to remain outstanding any loan or advance to, or transfer any property or extend any credit to, GKX, or (b) guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, Stock or dividends of GKX, or (c) other than the Stock of GKX owned by the Borrower on the Closing Date and the capital contributions made by the Borrower before the Closing Date, own, purchase or acquire any Stock, obligations or securities of, or any other interest in, or make any capital contribution to, GKX.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

(a) The Borrower fails to pay when due any payment of principal due on any of the Notes; or

(b) The Borrower fails to pay within 5 days of the due date therefor any payment of (i) interest due on any of the Notes or (ii) any fees or other amounts (except principal and interest as specified in Section 8.1(a) and (b)(i)) due hereunder; or

(c) The Borrower or any Subsidiary defaults in any payment of principal or interest on any other obligation for Indebtedness for Money Borrowed or any obligation under a Capital Lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit, in any case having a principal amount of $12,500,000 or more beyond any period of grace provided with respect thereto, or the Borrower or any Subsidiary fails to perform or observe any other agreement, term, condition or covenant contained in any agreement under which any such obligation is created (or if any other event thereunder or any such agreement shall occur and be continuing), and in each case the effect of such failure or other event is to cause or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or

(d) Any representation or warranty contained herein or in any other Loan Document or deemed to have been made hereunder or thereunder or made by or furnished in writing on behalf of the Borrower in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed to have been made, or the Borrower fails to perform or observe any covenant contained in Sections 6.1, 6.3, 6.5, 6.15 or Article 7; or

(e) The Borrower fails to perform or observe any covenant, term or condition contained in this Agreement (other than those contained in Sections 6.1, 6.3, 6.5, 6.15 or Article 7) or any other Loan Document and such failure shall continue for more than 30 days after the earlier of (i) the date which the Borrower obtains knowledge thereof or (ii) the Borrower is given notice thereof; or

(f) The Borrower or any Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or any of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains unstayed and in effect for more than 60 days or in which an order for relief is entered; or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or

(g) The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower or such Subsidiary is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated or bonded within 60 days from the date thereof; or

(h) Any order, judgment or decree is entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(i) Any order, judgment or decree is entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the Stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and the Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets or Stock of a Subsidiary which shall have contributed a Substantial Part of Consolidated Net Earnings for any of the 3 fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(j) A final judgment (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in an amount in excess of $12,500,000 is rendered against the Borrower or any Subsidiary and, within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged or provided for in accordance with a court approved order; or

(k) Either (i) any single employer Plan or Multiemployer Plan fails to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) any single employer Plan or Multiemployer Plan subject to Title IV of ERISA is or has been terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate has incurred a liability to or on account of any Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, or (iv) the Borrower or a Subsidiary of the Borrower has engaged in a prohibited transaction, and there results from any of the events specified in clauses (i) through (iv) above a liability to the PBGC or any Plan, or a liability, penalty or tax under ERISA or Section 4975 of the Code, as the case may be, equal to or greater than $12,500,000 that is not paid within 10 days of the due date therefor; or

(l) Except pursuant to their release or termination in accordance with their terms or the terms hereof, (i) any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Person which is a party to any of the Collateral Documents shall so assert, or (ii) any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to by created thereby; or

(m) The Subsidiary Guaranty shall cease, for any reason, to be in full force and effect or the Borrower or any party thereto shall so assert; or

(n) A Change of Control.

Section 8.2. Remedies on Default.

(a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.1(f)) and during the continuation thereof, the Agent may and, at the request of the Required Lenders and at their option, shall (i) terminate the obligation of each Lender to make Revolving Loans and of the L/C Issuer to issue Letters of Credit and the Swing Line Bank to make Swing Line Advances, and (ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys’ fees if collected by or through an attorney at law or in any judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

(b) Upon the occurrence of an Event of Default under Section 8.1(f), (i) all obligations of the Lenders, the L/C Issuer and the Swing Line Bank to the Borrower, including, without limitation, all obligations to extend Revolving Loans and issue Letters of Credit under this Agreement, shall automatically terminate and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys’ fees if collected by or through an attorney at law or in bankruptcy or in any other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

(c) Upon the occurrence of an Event of Default and acceleration of the Notes as provided in Sections 8.2(a) or (b), the Agent may pursue any remedy available under this Agreement, under the Notes, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Agent under the Loan Documents and otherwise may be exercised shall be determined by the Required Lenders or the Agent in its discretion. The Agent may, irrespective of whether it is taking any of the actions described in this Section 8.2 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Lenders in same-day funds at the Agent’s office designated in such demand, for deposit in such interest-bearing account as the Agent shall specify (the “L/C Cash Collateral Account”), an amount equal to 105% of the Letter of Credit Obligations then outstanding. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent, the L/C Issuer and the Lenders or that the total amount of such funds is less than the amount required to be on deposit hereunder, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (i) such amount required to be deposited hereunder over (ii) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. The L/C Cash Collateral Account shall be in the name and under the sole dominion and control of the Agent. The Agent shall have no obligation to invest any amounts on deposit in the L/C Cash Collateral Account. The Borrower grants to the Agent, for its benefit and the benefit of the Lenders and the L/C Issuer, a lien on and security interest in the L/C Cash Collateral Account and all amounts on deposit therein as collateral security for the performance of its obligations under this Agreement and the other Loan Documents. The Agent shall have all rights and remedies available to it under applicable law with respect to the L/C Cash Collateral Account and all amounts on deposit therein.

ARTICLE 9

THE AGENT

Section 9.1. Appointment and Authorization. Each Lender hereby designates Rabobank as the Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

Section 9.2. Nature of Duties of the Agent. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. Without limiting in any way the standard of care established by the immediately preceding sentence, in performing its duties and responsibilities set forth in this Agreement, the Agent shall act in accordance with its customary banking practices. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 9.3. Lack of Reliance on the Agent.

(a) Each Lender agrees that, independently and without reliance upon the Agent, any other Lender, or the directors, officers, agents or employees of the Agent or of any other Lender, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and the Subsidiaries in connection with the taking or not taking of any action in connection with this Agreement and the other Loan Documents, including the decision to enter into this Agreement, and (ii) its own appraisal of the creditworthiness of the Borrower and the Subsidiaries. Except for information or notices provided to the Agent pursuant to the terms of this Agreement, which the Agent agrees to provide each Lender timely copies thereof, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(b) The Agent shall not be responsible to any Lender for the truth, accuracy or completeness of any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Notes or the financial condition of the Borrower or the Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of the Borrower or the Subsidiaries, or the existence or possible existence of any Default or Event of Default.

Section 9.4. Certain Rights of the Agent.

(a) If the Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders; provided, however, that the Agent shall not be required to act or not act in accordance with any instructions of the Required Lenders if to do so would expose the Agent to significant liability or would be contrary to any Loan Document or to applicable law.

(b) The Agent may assume that no Event of Default has occurred and is continuing, unless the Agent has received notice from the Borrower stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

(c) If the Agent may not, pursuant to Section 9.4(b), assume that no Event of Default has occurred and is continuing, the Agent shall give notice thereof to the Lenders and shall act or not act upon the instructions of the Required Lenders, provided that the Agent shall not be required to act or not act if to do so would expose the Agent to significant liability or would be contrary to any Loan Document or to applicable law, and provided further, that if the Required Lenders fail, for 5 days after the receipt of notice from the Agent, to instruct the Agent, then the Agent, in its discretion, may act or not act as it deems advisable for the interests of the Lenders.

Section 9.5. Liability of the Agent. Neither the Agent nor any of its respective directors, officers, agents, or employees shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct as determined by a final, non-appealable judicial order. Without limitation on the foregoing, the Agent and its respective directors, officers, agents, and employees:

(a) may treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof in form satisfactory to the Agent, signed by the payee and may treat each Lender as the owner of that Lender’s interest in the obligations due to the Lenders for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Lender;

(b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it with reasonable care, or with legal counsel, independent public accountants, or other experts for the Borrower, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;

(c) makes no representation or warranty to any Lender and will not be responsible to any Lender for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents;

(d) except to the extent expressly set forth in the Loan Documents, shall have no duty to ascertain or inquire as to the performance or observance by the Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of the Borrower or any Subsidiary or other Person;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document any other instrument or writing furnished pursuant thereto or in connection therewith, or the creation, attachment, perfection or priority of any Lien purported to be created under or contemplated by any Loan Document;

(f) shall have no liability or responsibility to any Loan Party for any failure on the part of any Lender to comply with any obligation to be performed by such Lender under this Agreement;

(g) shall not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, document, statement, telecopier message or other instrument or writing believed by it or them to be genuine and to have been signed, sent or made by the proper Person; and

(h) shall not incur any liability for any arithmetical error in computing any amount payable to or receivable from any Lender hereunder, including, without limitation, payment of principal and interest on the Notes, Revolving Loans, and other amounts; provided that promptly upon discovery of such an error in computation, the Agent, the Lenders, and (to the extent applicable) the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

Section 9.6. Indemnification. Each Lender shall, ratably in accordance with the respective outstanding principal amount of its Revolving Loans, indemnify and hold the Agent and its directors, officers, agents, and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, attorneys’ fees and disbursements) that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Agreement or any of the other Loan Documents or of the failure by the Borrower to pay the obligations due to the Lenders hereunder or under the Notes or any action taken or not taken by it as the Agent under any Loan Document; provided that no

Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for that Lender’s ratable share of any cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), or enforcement of the Loan Documents, to the extent that the Borrower fails to pay such cost or expense upon demand.

Section 9.7. Agent and Its Affiliates. Rabobank (and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term the “Lender” or the “Lenders” includes Rabobank in its individual capacity. Rabobank (and each successor Agent) and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and any Affiliate of the Borrower, as if it were not the Agent and without any duty to account therefor to the Lenders. Rabobank (and each successor Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs, expenses and fees as the Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder, except as otherwise provided herein. This Agreement shall not be deemed to constitute a joint venture or partnership between the Lenders.

Section 9.8. Successor Agent. The Agent may resign as such at any time by written notice to the Borrower and the Lenders, to be effective upon a successor’s acceptance of appointment as the Agent. In such event, the Required Lenders shall appoint a successor Agent or Agents, who must be from among the Lenders, subject to the Borrower’s written approval so long as no Default or Event of Default exists hereunder; provided that the Agent shall be entitled to appoint a successor Agent from among the Lenders, subject to acceptance of appointment by that successor Agent, if the Required Lenders (with the Borrower’s written approval, if required) have not appointed a successor Agent within 30 days after the date the Agent gave notice of resignation or was removed. Upon a successor’s acceptance of appointment as the Agent, the successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the Agent under the Loan Documents, and the resigning the Agent will thereupon be discharged from its duties and obligations thereafter arising under the Loan Documents.

Section 9.9. Agent May File Proofs of Claim. The Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel) and the Lenders allowed in any judicial proceedings relative to any Loan Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due to the Agent for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent. Nothing contained in this Agreement or the other Loan

Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Release of Collateral.

(a) Each Lender hereby directs the Agent to, in accordance with the terms of this Agreement, and the Agent agrees to, release or subordinate any Lien held by the Agent for the benefit of Lenders:

(i) against all of the Collateral, upon final payment in full of the Obligations and termination of this Agreement; or

(ii) against any part of the Collateral sold or disposed of by the applicable Loan Party if such sale or disposition is permitted hereunder or is otherwise consented to by the requisite Lenders for such release as set forth in Section 10.2; or

(iii) against any property of any Loan Party which does not constitute Collateral under any Collateral Document.

(b) Each Lender hereby directs the Agent to, and the Agent hereby agrees to, execute and deliver or file such termination and partial release statements and do such other things as are reasonably necessary to release Liens to be released pursuant to this Section 9.10 promptly upon the effectiveness of any such release. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.

Section 9.11. Co-Syndication Agents and Co-Documentation Agents. It is expressly acknowledged and agreed by the Agent, each Lender and the Borrower, for the benefit of the Syndication Agent and the Co-Documentation Agents, that the Co-Syndication Agents and the Co-Documentation Agents, each in such capacity, have no duties or obligations whatsoever with respect to this Agreement, the Notes or any other document or any matter related thereto.

Section 9.12. Termination of Intercreditor Agreement. Each party hereto agrees to the cancellation and termination of the Intercreditor Agreement (as defined in the Existing Credit Agreement), and each party hereto hereby releases and discharges the Collateral Agent (as defined in the Intercreditor Agreement) and all of the other parties to the Intercreditor Agreement, and their respective successors and assigns, from any and all obligations, liabilities, undertakings, agreements, promises, covenants, costs or expenses arising out of, accruing under or relating to the Intercreditor Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given to such party at its address or applicable facsimile number set forth on the signature pages hereof, or such other address or applicable facsimile number as such party may hereafter specify by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section 10.1; provided that notices to the Agent shall not be effective until received.

Section 10.2. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (1) waive any of the conditions specified in Section 4.1; (2) change the percentage of the Commitments, or the number or identity of the Lenders which shall be required for the Lenders or any of them to take any action hereunder; (3) release any material Subsidiary from liability under the Subsidiary Guaranty; (4) release all or any substantial portion of the Collateral, except as permitted by Section 9.10; (5) modify the definition of “Required Lenders”; (6) modify this Section 10.2; (7) reduce the principal of, or rate of interest or fees on, the Revolving Loans or Letter of Credit Obligations, or subordinate any rights of any Lender with respect to such Lender’s Revolving Loans or interest in Letter of Credit Obligations; or (8) postpone or extend any scheduled date fixed for the payment in respect of principal of, or interest or fees on, the Revolving Loans hereunder; and

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Lenders affected thereby, increase the Commitment or other contractual obligations of such Lenders to the Borrower.

(b) Notwithstanding the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Agent under this Agreement or under any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the L/C Issuer under this Agreement or under any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Swing Line Bank under this Agreement or under any other Loan Document and (iv) any Lender may, without the consent of any other Lender, waive its right to receive its share of any mandatory prepayment of its Revolving Loans hereunder.

(c) Each Lender grants to the Agent the right to purchase all (but not less than all) of such Lender’s Commitment and Revolving Loans owing to it and the Note held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the aggregate principal amount of outstanding Revolving Loans owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), which right may be exercised by the Agent if such Lender refuses to execute any amendment, waiver or consent which requires its written consent so long as such right is exercised within 90 days of the date any approval for such amendment, waiver or consent was due. Each Lender agrees that if the Agent exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 10.5.

Section 10.3. No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, any Lender or any holder of a Note in exercising any right or remedy hereunder or under any other Loan Document, and no course of dealing between any Borrower and the Agent, any Lender or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent, any Lender or the holder of any Note would otherwise have. No notice to or demand on Borrower not required hereunder or under any other Loan Document in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

Section 10.4. Payment of Expenses, Etc. The Borrower shall:

(a) (i) whether or not the transactions hereby contemplated are consummated, pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents at any time (including, without limitation, (A) all reasonable due diligence, syndication, transportation, computer, duplication, IntraLinks, appraisal, audit, insurance and consultant fees and expenses, and (B) the reasonable fees and expenses of counsel (including the allocated costs of in-house counsel) for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) pay on demand all costs and expenses of the Agent, the L/C Issuer and each Lender in connection with the enforcement of the Loan Documents against any Loan Party during the existence of any Default or Event of Default, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel (including the allocated costs of in-house counsel) for the Agent, the L/C Issuer and each Lender with respect thereto), provided, however, that with respect to clause (ii) above, the Borrower shall be obligated to pay the costs and expenses of only one primary counsel for the Lenders and one local counsel in each jurisdiction in which Collateral is located or in which an action, suit, litigation or proceeding is brought or located;

(b) subject, in the case of certain Taxes, to the applicable provisions of Section 3.10(b), pay and hold each of the Agent, the L/C Issuer and the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Notes and any other Loan Documents, any Collateral, or any payments due thereunder, and save each of the Agent, the L/C Issuer and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes;

(c) indemnify the Agent, the L/C Issuer and each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an “Indemnitee”) arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of any Letter of Credit or the proceeds of any of the Revolving Loans or any Person’s entering into and performing of the Agreement, the Notes, or the other Loan Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel and allocated costs of in-house counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct; and

(d) without limiting the indemnities set forth in Section 10.4(c), indemnify each Indemnitee for any and all expenses and costs (including, without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after Borrower’s ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including, without limitation, damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including, without limitation, in all cases the reasonable fees actually incurred, other charges and disbursements of counsel, including allocated costs of in-house counsel, in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Loan Document or any related documents (but excluding those incurred, suffered or sustained by any Indemnitee as a result of any action taken by or on behalf of the Lenders with respect to any Subsidiary of the Borrower (or the assets thereof) owned or controlled by the Lenders.

If and to the extent that the obligations of the Borrower under this Section 10.4 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrower shall not be liable under this Agreement for any settlement made by any Indemnitees without the

Borrower’s prior consent, which consent shall not be unreasonably withheld; provided, however, that the Borrower’s consent shall be deemed given if the Borrower fails to respond to a request by the applicable Indemnitee to the Borrower for such consent within 5 days of delivery of such request.

Section 10.5. Benefit of Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders. Nothing in this Agreement express or implied is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provision herein contained, and all such covenants conditions and provisions are and shall be held to be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

(b) Any Lender may make, carry or transfer Revolving Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

(c) (i) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and any of the Revolving Loans at the time owing to it and the Note held by it) to any Eligible Assignee; provided, however, that (A) the Agent and the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) unless such assignment is to an Affiliate of the assigning Lender or made pursuant to Section 10.2(c), and (B) the amount of the Commitment, in the case of assignment of a Commitment, or Revolving Loans, in the case of assignment of Revolving Loans, of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Agent), shall not be less than $5,000,000. The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with the Note subject to such assignment and, unless such assignment is to an Affiliate of such Lender or such assignment is pursuant to Section 10.2(c), a processing and recordation fee of $3,500. The Borrower shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 5 Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement. Within 5 Business Days after receipt of the notice and the Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in a principal amount equal to the Commitment or Revolving Loans assumed by it pursuant to such Assignment and Acceptance and new Note to the assigning Lender in the amount of its retained Commitment or amount of its retained Revolving Loans. Such new Note shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the date of the surrendered Note which they replace, and shall otherwise be in substantially the form of Exhibit A.

(d) Each Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment in the Revolving Loans owing to it and the Note held by it), provided, however, that (i) no Lender may sell a participation in its Commitment or Revolving Loans (after giving effect to any permitted assignment hereof) in an amount in excess of 50% of its Commitment or Revolving Loans, and the selling Lender must retain after the sale of such participation a minimum aggregate amount of its Commitment or Revolving Loans, as the case may be, of $10,000,000, provided, however, sales of participations to an Affiliate of such Lender shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Event of Default hereunder, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Lender) of the cost protection provisions contained in Article 3, and (v) the Borrower and the Agent and other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Revolving Loans and to approve any amendment, modification or waiver of any provisions of this Agreement. Any Lender selling a participation hereunder shall provide prompt written notice to the Borrower of the name of such participant.

(e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section 10.5(e), disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Subsidiaries furnished to such Lender by or on behalf of the Borrower or any Subsidiary. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree in writing to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including, without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information and shall agree to use the information and to hold the information as confidential all in the same manner described above, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law (provided prior notice is given to the Borrower and the Agent unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender, the Agent or the Borrower relating to such confidential information unless otherwise properly disposed of by such entity.

(f) Any Lender may at any time assign all or any portion of its rights in this Agreement and the Note issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

Section 10.6. Governing Law; Submission to Jurisdiction, Etc.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR ANY NEW YORK COURT SITTING IN NEW YORK COUNTY, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(d) Nothing herein shall affect the right of the Agent, any Lender, any holder of a Note or any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(e) Any controversy or disagreement regarding any of the Loan Documents may be settled by arbitration if unanimously agreed upon by the Borrower, the Agent and each Lender (with it being understood that each of such parties shall be entitled to make such a decision in its sole and absolute discretion). Notwithstanding anything to the contrary contained in this Agreement, in no event shall arbitration be a condition precedent to any right of legal action or right of equity. Any such arbitration (if selected by the Borrower, the Agent, and the Lenders) shall be conducted in a manner which is acceptable to all of such parties.

Section 10.7. Independent Nature of the Lenders’ Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Note, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.

Section 10.9. Effectiveness; Survival.

(a) This Agreement shall become effective as of the Closing Date when all of the parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent.

(b) The obligations of the Borrower under Sections 3.10(b), 3.13, 3.14, 3.18, and 10.4 shall survive after the payment in full of the Notes after the Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, and such other agreements and documents, the making of the Revolving Loans hereunder, and the execution and delivery of the Notes.

Section 10.10. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.11. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.12. Change in Accounting Principles, Fiscal Year or Tax Laws. If (a) any change in the preparation of the financial statements referred to in Section 5.2 or 6.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) results in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (b) there is any change in the Borrower’s fiscal quarter or fiscal year, or (c) there is a material change in federal tax laws which materially affects the Borrower’s or any of the Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Required Lenders agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Borrower’s or any of the Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 10.13. Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Loan Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

Section 10.14. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

Section 10.15. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Lenders agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Lenders by the Borrower under this Agreement.

Section 10.16. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that the Borrower, the Agent, the Lenders and their respective agents have participated in the preparation hereof.

Section 10.17. Loan Documents. All references to “Credit Agreement” or “Amended and Restated Credit Agreement” or “Second Amended and Restated Credit Agreement” or “Third Amended and Restated Credit Agreement” or “Fourth Amended and Restated Credit Agreement” in any Loan Document shall hereafter refer to this Agreement, as amended, restated or modified from time to time.

Section 10.18. Confidentiality. The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (a) to the extent required by statute, rule, regulation or judicial process, (b) to counsel for any Agent or any Lender, (c) to examiners, auditors or accountants, (d) in connection with any litigation to which any Agent or any Lender is a party or (e) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 10.18. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (d) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:	GOLD KIST INC.

ADDRESS 244 PERIMETER CENTER PARKWAY, N.E. Atlanta, Georgia 30346 Telecopy No.: 404-393-5421 Attention: Mr. Stephen O. West
	By:	/s/ Stephen O. West
	Name:	Stephen O. West
	Title:	Chief Financial Officer and Vice President

	By:	/s/ J. David Dyson
	Name:	J. David Dyson
	Title:	General Counsel, Vice President and Secretary

[CORPORATE SEAL]

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AGENT, L/C ISSUER AND LENDER:	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

Address: 245 Park Avenue New York, New York 10167-0062 Telecopy No.: 212-916-7930 Attention: Corporate Securities Dept.	By:	/s/ Richard J. Beard
	Name:	Richard J. Beard
	Title:	Executive Director
	By:	/s/ Rebecca O. Morrow
	Name:	Rebecca O. Morrow
	Title:	Executive Director

COMMITMENT	$38,000,000	15.20%

PAYMENT OFFICE:

245 Park Avenue

New York, New York 10167-0062

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LENDER:	SUNTRUST BANK

Address: 303 Peachtree Street, 3rd Floor Atlanta, Georgia 30308 Telecopy No.: 404-230-5305 Attention: Hugh Brown	By:	/s/ Gregory L. Cannon
	Name:	Gregory L. Cannon
	Title:	Director

COMMITMENT	$33,000,000	13.20%

PAYMENT OFFICE:

25 Park Avenue

Atlanta, Georgia 30302

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LENDER:	ING CAPITAL LLC

Address: 1325 Avenue of the Americas New York, New York 10019 Telecopy: (646) 424-6390 Attention: Lina A. Garcia	By:	/s/ Lina A. Garcia
	Name:	Lina A. Garcia
	Title:	Vice President

COMMITMENT	$33,000,000	13.20%

PAYMENT OFFICE:

1325 Avenue of the Americas

New York, New York 10019

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LENDER:	HARRIS N.A. (formerly known as Harris Trust and Savings Bank)

Address: 111 West Monroe Street 18th Floor West Chicago, Illinois 60603 Telecopy No.: 312-765-8095 Attention: Phil Langheim	By:	/s/ Carl A. Blackham
	Name:	Carl A. Blackham
	Title:	Managing Director

COMMITMENT	$33,000,000	13.20%

PAYMENT OFFICE:

111 West Monroe Street

17th Floor West

Chicago, Illinois 60603

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LENDER:	U.S. BANK NATIONAL ASSOCIATION

Address: 950 17th Street Suite 350 Denver, Colorado 80202-2868 Telecopy No.: 303-585-4732 Attention: Alan Schuler	By:	/s/ Alan V. Schuler
Alan V. Schuler Senior Vice President

COMMITMENT	$16,000,000	6.40%

PAYMENT OFFICE:

950 17th Street

Suite 350

Denver, Colorado 80202-2868

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LENDER:	COBANK, ACB

Address: 5500 S. Quebec Street Greenwood Village, Colorado 80111 Telecopy No.: 303-694-5850 Attention: Jim Stutzman, Vice President	By:	/s/ Jim Stutzman
Jim Stutzman, Vice President

COMMITMENT	$33,000,000	13.20%

PAYMENT OFFICE:

5500 S. Quebec Street

Greenwood Village, Colorado 80111

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LENDER:	NATEXIS BANQUES POPULAIRES

Address: 1251 Avenue of Americas New York, New York 10020 Telecopy No.: 212-354-9095 Attention: Steve Jendras/Lourdes Nieves	By:	/s/ Stephen A. Jendras
	Name:	Stephen A. Jendras
	Title:	Vice President
	By:	/s/ Vincent Lauras
	Name:	Vincent Lauras
	Title:	Managing Director

COMMITMENT	$16,000,000	6.40%

PAYMENT OFFICE:

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LENDER:	THE CIT GROUP/BUSINESS CREDIT, INC.

Address: 900 Ashwood Parkway Suite 610 Atlanta, Georgia 30338 Telecopy No.: 770-522-7673 Attention: John Bohan	By:	/s/ John McIntyre
	Name:	John McIntyre
	Title:	Vice President

COMMITMENT	$16,000,000	6.40%

PAYMENT OFFICE:

900 Ashwood Parkway

Suite 610

Atlanta, Georgia 30338

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LENDER:	GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

Address: 1760 Abbey Road, Suite 200 East Lansing, Michigan 48823	By:	/s/ Alfred S. Compton, Jr.
	Name:	Alfred S. Compton, Jr.
	Title:	VP/Sr. Lending Officer

COMMITMENT	$16,000,000	6.40%

PAYMENT OFFICE:

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LENDER:	JPMORGAN CHASE BANK

Address: 3475 Piedmont Road Floor 18 Atlanta, Georgia 30305	By:	/s/ Buddy Wuthrich
Buddy Wuthrich
Vice President

COMMITMENT	$16,000,000	6.40%

PAYMENT OFFICE:

10 South Dearborn

Floor 19

Chicago, Illinois 60603

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